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Filed pursuant to Rule 424(b)(7)
Registration Statement No. 333-234215

Prospectus supplement
(To prospectus dated October 21, 2019)

5,563,203 Class A Common Shares

Arco Platform Limited
(Incorporated in the Cayman Islands)

        This is an offering by the selling shareholders identified in this prospectus supplement, or the selling shareholders, of an aggregate of 5,563,203 Class A common shares, US$0.00005 par value per share, of Arco Platform Limited, or Arco. We will not receive any proceeds from the sale of Class A common shares by the selling shareholders.

        Our Class A common shares are currently listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol "ARCE." On June 1, 2020, the last reported sale price of our Class A common shares on the Nasdaq Global Select Market was US$50.19.

        Following this offering, Oto Brasil de Sá Cavalcante, Margarida Maria Porto Soares de Sá Cavalcante, Ari de Sá Cavalcante Neto, Mariana Magalhães de Sá Cavalcante, Patrícia Soares de Sá Cavalcante, Paula Soares de Sá Cavalcante and Luciana Soares de Sá Cavalcante Moraes, or the Founding Shareholders, will beneficially own 1.1% of our Class A common shares and 50.5% of our outstanding share capital. The shares held by the Founding Shareholders are Class B common shares, which carry rights that are identical to the Class A common shares being sold in this offering, except that (i) holders of Class B common shares are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share, (ii) Class B common shares have certain conversion rights, and (iii) holders of Class B common shares are entitled to preemptive rights in the event that additional Class A common shares are issued in order to maintain their proportional ownership interest. For further information, see "Description of Share Capital" in the accompanying prospectus. Following this offering, the Founding Shareholders will continue to control approximately 91.0% of the voting power of our outstanding share capital.

        Investing in these securities involves a high degree of risk. You should carefully consider the risks described under "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the SEC on March 31, 2020, and any further amendments thereto (our "2019 Annual Report"), incorporated by reference herein, and "Risk Factors" beginning on page S-31 of this prospectus supplement.

        We are an "emerging-growth company" as defined in the U.S. Jumpstart Our Business Startups Act of 2012, and, as such, have elected to comply with certain reduced public company reporting requirements.

	Per Class A common share	Total

Offering price	US$47.70	US$265,364,783.10

Underwriting discounts and commissions	US$0.37	US$2,058,385.11

Proceeds, before expenses, to selling shareholders(1)	US$47.33	US$263,306,397.99

(1)
See "Underwriting" for a description of all compensation payable to the underwriters.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the Class A common shares against payment in New York, New York, on or about June 4, 2020.

Goldman Sachs & Co. LLC	Itaú BBA

The date of this prospectus supplement is June 2, 2020.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we file with the United States Securities and Exchange Commission, or the "SEC." We, the selling shareholders, and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We, the selling shareholders, and the underwriters are not, making an offer of the Class A common shares in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf, the selling shareholders' behalf or the underwriters' behalf, to subscribe for and purchase any of the Class A common shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

        For investors outside the United States: Neither we, the selling shareholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of our Class A common shares and the distribution of this prospectus supplement outside the United States and in their jurisdiction.

        We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus supplement are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus supplement are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, we may, from time to time, offer and sell any combination of the securities described in the accompanying prospectus in one or more offerings. This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and supplements information contained in the accompanying prospectus and certain documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering.

        To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any previously filed document incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should carefully read the accompanying prospectus, this prospectus supplement, the documents incorporated by reference in the accompanying prospectus and in this prospectus supplement, and any free writing prospectus that we have authorized for use in connection with this

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offering, in their entirety before making an investment decision, together with additional information described below under the heading "Where You Can Find More Information" and "Incorporation of Documents by Reference."

        Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "Arco" or the "Company," "we," "our," "ours," "us" or similar terms refer to Arco Platform Limited, together with its subsidiaries. The Class A common shares that may be offered using this prospectus supplement are referred to collectively as the securities.

        The term "Brazil" refers to the Federative Republic of Brazil and the phrase "Brazilian government" refers to the federal government of Brazil. "Central Bank" refers to the Brazilian Central Bank (Banco Central do Brasil). References in the prospectus to "real," "reais" or "R$" refer to the Brazilian real, the official currency of Brazil and references to "U.S. dollar," "U.S. dollars" or "US$" refer to U.S. dollars, the official currency of the United States.

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 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        The prospectus, the registration statement of which it forms a part, this prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of the forward-looking statements contained in this prospectus supplement can be identified by the use of forward-looking words such as "anticipate," "believe," "could," "expect," "should," "plan," "intend," "may," "predict," "continue," "estimate" and "potential," among others.

        Forward-looking statements appear in a number of places in this prospectus supplement and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled "Risk Factors" in this prospectus supplement. These risks and uncertainties include factors relating to:

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  general economic, financial, political, demographic and business conditions in Brazil, as well as any other countries we may serve in the future and their impact on our business, including any impact from the COVID-19 pandemic;

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  fluctuations in interest, inflation and exchange rates in Brazil and any other countries we may serve in the future;

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  our ability to implement our business strategy;

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  our ability to integrate and realize the anticipated benefits and synergies from mergers and acquisitions;

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  our ability to adapt to technological changes in the educational sector;

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  our ability to enhance our brands;

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  our ability to obtain government authorizations on terms and conditions and within periods acceptable to us;

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  our ability to continue attracting and retaining partner schools;

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  our ability to maintain the academic quality of our programs;

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  the availability of qualified personnel and the ability to retain such personnel;

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  changes in the financial condition of the students enrolling in our partner schools or private schools in general and in the competitive conditions in the education industry, or changes in the financial condition of our partner schools in the primary and secondary education sector;

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  our capitalization and level of indebtedness;

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  the interests of our controlling shareholder;

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  changes in government regulations applicable to the primary and secondary education industry in Brazil;

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  government interventions in the primary or secondary education industry that affect the economic or tax regime, the collection of tuition fees or the regulatory framework applicable to primary and/or secondary educational institutions;

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  a decline in the number of our partner schools or the amount of fees we can charge for our educational platform;

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  our ability to compete and conduct our business in the future and adapt to changes in circumstances;

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  the success of our marketing initiatives, including advertising and promotional efforts;

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  our ability to develop new educational products, services and concepts;

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  changes in consumer demands and preferences and technological advances, and our ability to innovate to respond to such changes;

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  changes in labor, distribution and other operating costs;

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  our compliance with, and changes to, government laws, regulations and tax matters that currently apply to us;

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  other factors that may affect our financial condition, liquidity and results of operations; and

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  other risk factors discussed under "Risk Factors."

        Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and (i) our consolidated financial statements and notes thereto, (ii) Positivo's (as defined below) combined carve-out financial statements, incorporated by reference in this prospectus supplement, and (iii) our unaudited pro forma condensed consolidated financial information, incorporated by reference in this prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference, before deciding to invest in our Class A common shares. Positivo Solucoes Didaticas, or Positivo, was acquired on November 1, 2019 (which we refer to as the "Positivo Acquisition") and therefore, Positivo information for periods prior to November 1, 2019 is not included or reflected in our consolidated information.

Overview

        Our mission is to transform the way students learn by delivering high quality education at scale through technology to private primary and secondary, or K-12, schools.

        We provide a complete pedagogical system with technology-enabled features to deliver educational content to private schools in Brazil. Our turnkey curriculum solutions provide educational content in both printed and digital formats delivered through our platform to improve the learning process.

        Our network as of March 31, 2020 consisted of 5,414 partner schools (being 3,736 partner schools of Positivo), compared to 1,464 schools as of March 31, 2019, 1,140 schools as of March 31, 2018 and 835 schools as of March 31, 2017, representing annual growth rates of 269.8%, 28.4% and 36.5%, respectively. We had 1,362,141 enrolled students across all Brazilian states as of March 31, 2020 (being 710,705 enrolled students of Positivo), compared to 498,553 enrolled students as of March 31, 2019, 405,814 as of March 31, 2018 and 322,031 as of March 31, 2017, representing annual growth rates of 173.2%, 22.9% and 26.0%, respectively.

        We have an asset-light, highly-scalable business model that emphasizes operational efficiency and profitability. We operate through long-term service contracts with private schools. These contracts generally have initial terms that average three years, pursuant to which we provide educational content in printed and digital format to private schools. Our revenue is driven by the number of enrolled students at each customer using the solutions and the agreed-upon price per student per year, all in accordance with the terms and conditions set forth in each contract. As a result, we benefit from high visibility in our net revenue and operating margin, which we calculate by dividing our operating profit by net revenue over a given period. Our annual retention rate was 93% in 2019 and 95% in 2018 and 2017, which makes our recurring revenue base highly stable.

        Our business model has allowed us to grow and achieve profitability since our founding. Our net revenue totaled R$572.8 million, R$381.0 million and R$244.4 million in 2019, 2018 and 2017, respectively, representing annual growth rates of 50.3% and 55.9% in 2019 and 2018, respectively and R$261.6 million and R$117.1 million in the three months ended March 31, 2020 and 2019, respectively, representing a growth rate of 123.4% (which includes the impact from the Positivo Acquisition). We generated operating profit of R$58.1 million, R$62.1 million and R$74.9 million in 2019, 2018 and 2017, respectively. We had a loss of R$9.4 million in 2019, a loss of R$82.9 million in 2018, and a profit of R$43.6 million in 2017, respectively. We generated operating profit of R$40.1 million and R$41.6 million in the three months ended March 31, 2020 and 2019, respectively. Our partner school base is highly diversified, which reduces our dependence on a concentrated number of large clients. Our 10 largest clients represented only 5.6%, 9.6% and 12.0% of our combined annual contract value bookings, or ACV Bookings, in 2019, 2018 and 2017, respectively.

        ACV Bookings, for the core curriculum and supplemental solution totaled R$1,005.8 million for the 2020 school year. Together, Positivo's combined ACV Bookings for the 2020 school year plus Arco's combined ACV Bookings for the 2020 school year result in a 4% ACV market share of the total addressable market, which includes after-school education and the potential market for private K-12 learning systems and textbooks in Brazil, based on EY-Parthenon's assessment of the private K-12 learning systems market. In addressing the core solutions market, Positivo's combined ACV Bookings for the 2020 school year plus Arco's Core Solutions ACV Bookings for the 2020 school year result in an 12% core solutions market share, which includes the potential market for private K-12 learning systems and textbooks in Brazil, based on EY-Parthenon's assessment of the private K-12 learning systems market.

        We believe that the quality of our platform, together with the credibility of our client base and the strong reputation of our brand, has driven our significant growth, allowing us to quickly and efficiently expand our footprint in Brazil since our founding. As of December 31, 2018, 490 (or 10%) of our partner schools ranked as one of the top three schools of their respective cities, according to the Exame Nacional do Ensino Médio—ENEM, the principal national standardized test for university entrance in Brazil. Furthermore, Arco's schools are among the top 10 in 13 out of 27 Brazilian states according to ENEM results as of December 31, 2018, and Arco has the highest penetration among top 10 performing schools according to rankings based on data from the Brazilian Ministry of Education and our existing partner schools.

Context

        The 21st century has been characterized by rapid and accelerating technological innovation, with students at the forefront of the adoption of new technologies. We believe that we can deliver a more effective, personal, engaging and enjoyable learning experience for students by combining high quality proprietary content and software applications in our simple, integrated, and personalized educational platform. We aim to move beyond traditional educational models used by schools by empowering educators, school administrators and students to achieve their highest potential through our educational platform.

        We founded our company with the aim of creating high quality products that simplify learning and make the education process more efficient. Traditionally, school administrators required a multitude of vendors for developing content, engaging in teacher training, and commercializing and managing K-12 education. Simultaneously, students acquired educational content through textbooks from various publishers across retail channels. Our platform aims to replace this multitude of third-party educational providers with a streamlined, one-stop solution that delivers high quality education at scale.

        Our Core Curriculum and Supplemental Solutions enable students, teachers and school administrators to have access to engaging and easy-to-use resources that propel academic success and meet students' diverse learning needs. Pairing our printed and digital curriculum with real-time data and teacher-led learning allows us to personalize learning at the individual level, improving both individual student and aggregate school performance.

        We develop our educational content using a model based on extensive research and performance-based standards. We combine printed and digital content with online lecturettes featuring expert, on-screen teachers and tailored assignments and assessments to engage students and help them master their subject areas. With this integrated approach, students can track their progress and performance, teachers can access real-time data to evaluate students and personalize their teaching, and school administrators can better manage their school's performance both on absolute and comparative terms.

        The increase in internet penetration and the rapid increase in the use of mobile devices and cloud-based services is broadening access to educational content and services and expanding the potential reach of educational institutions. Our platform does not require our partner schools to make any significant capital expenditures or setup investments, and is compatible with most mainstream computing platforms (including tablets and mobile phones). Our solutions are designed to be highly interactive and enjoyable, which we believe results in enhanced educational outcomes when compared to traditional models.

Underlying Trends

        We believe that the strength of our business and growth prospects is supported by strong underlying market and industry trends, including:

  Demand for quality education is driving a shift from public to private K-12 education

        A wide gap in the quality of education exists between public and private K-12 institutions in Brazil, and within the private school market itself. Test performance is significantly better in private primary and secondary education, as illustrated by the average quality index differential of the primary and secondary education development index (Índice de Desenvolvimento da Educação Básica), or IDEB. As of December 31, 2017, private K-12 education schools had an average education quality index score 47% higher than that of public primary and secondary schools across all school years according to the IDEB quality index differential. As a result, over the last nine years, student enrollments in private K-12 institutions have increased 18.2%, from 6.9 million in 2010 to 8.2 million in 2019.

  Technological innovation is driving enhancements in private K-12 education

        In a 2019 survey conducted by Getulio Vargas Foundation (Fundação Getúlio Vargas), or FGV, the number of smartphones in Brazil was expected to reach 230 million by May 2019, or approximately 1.6 smartphone devices per Brazilian. Brazil is a mass adopter of disruptive technological innovations in a number of areas, and it is among the five largest markets for Waze®, the digital traffic map application for Android® and iOS®, with São Paulo serving as its largest city in terms of number of users, according to an April 2019 article in Época Negócios, a Brazilian financial magazine. Brazil is also the second-largest market in the world for Instagram® in terms of number of users according to a May 2019 article in Exame, a Brazilian business magazine, and one the most popular destinations for Airbnb®, with Rio de Janeiro ranking fifth behind Moscow, New York City, Paris and London, according to an August 2018 article in Época Negócios.

        We believe that this digital transition can provide significant benefits, and opportunities for, education service and content providers, such as:

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  revenue diversification, by means of technological developments in education platforms, such as new tools or capabilities, may be sold for different purposes and to different consumers;

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  customization enabled by technology and tied to a soft adaptation, which allows for distribution to different customers and a scaling by companies that offer different solutions; and

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  margin gains, given a lower cost per student and a larger consumer base that is accessible through technological developments.

        Technology has created opportunities to make learning more affordable, accessible, flexible, personal and effective. Classroom instruction and delivery models are changing and are likely to have a substantial impact on the industry.

  Importance of K-12 performance in university admissions processes

        The best higher education institutions in Brazil are public, with a highly competitive admissions process based largely on challenging standardized admissions exams. According to the World University Rankings 2020 published by Times Higher Education (THE), 39 out of the 46 top-ranked universities in Brazil were public as of September 11, 2019. In recent years, competition for admission into public universities has increased, a trend driven both by greater student demand and a decrease in the number of available seats. In 2012, there were on average 11 applicants per available seat in public universities, as compared to 14 applicants in 2016, according to Oliver Wyman, while the number of public university seats decreased by 6.3% from 2012 to 2016. As a result of this competition, parents are increasingly focused on schools that over-perform in the standardized university admissions tests. According to a 2017 study by the Brazilian Institute of Public Opinion and Statistics (Instituto Brasileiro de Opinião Pública e Estatística), or IBOPE, education is the number one spending priority for Brazilian families. Our solution is designed to enhance our students' ability to perform on these exams.

  Expansion of school hours and after-school programs including, but not limited to, English as a Second Language, or ESL, bilingual programs and 21st century skills programs

        The increased focus on education has led to an increase in the length of the average school day. After-school education, comprising of tutoring, language courses, 21st century skills, such as critical thinking, leadership, collaboration and communication skills, and robotics, among other extracurricular activities, is also becoming more popular, offering a variety of training and learning programs in which students can participate according to their personal interests and preferences. Language courses are among the most popular after-school activities and represent an area with significant room for growth, primarily as a result of:

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  the increasing relevance of languages, especially English, in a globalized context;

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  the low English proficiency level in Brazil; and

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  the emphasis in language classes currently offered by K-12 schools on reading and written communication, despite the fact that the labor market relies more heavily on oral communication (which also creates a market for bilingual schools).

        For many parents, after-school education is considered a lifeline that helps them work without worry and balance their schedules, given (i) that Brazil has one of the highest average working hours per week in the world, and (ii) the increased participation of women in the workforce. In addition, an increase in disposable income has increased demand for private education and after-school programs, and parent expectations for their children's education are high considering the strong competition to gain admission into top public universities. Accordingly, after-school education represents a growing opportunity for private institutions, with an addressable market of R$18.7 billion compared to R$6.5 billion of potential market for private K-12 learning systems and textbooks in Brazil, based on EY-Parthenon's assessment of the private K-12 learning systems market as of October 2019. This is especially the case given the wide variety of supplemental solutions that can be offered to students during after-school hours.

  Obsolescence of traditional content distribution models

        We believe that traditional content distribution models are becoming obsolete. Traditional educational publishers are almost exclusively focused on physical textbooks, which they sell through retailers rather than directly to schools. These traditional suppliers have limited capability to develop and offer integrated digital solutions to schools, teachers and students, and typically rely on third-party authors, illustrators and graphic designers to develop new content. In contrast, because of our robust technology backbone, use of data and strong relationships with teachers and administrators, we can offer a comprehensive solution and content that is continuously updated and improved.

  Limited and unintegrated product offering

        Due to the lack of turnkey education solutions, school administrators often rely on a multitude of third-party vendors for K-12 educational content, teacher training, student testing, management and communication tools.

        Traditional education providers have struggled to develop mission critical education platforms for several reasons, including the significant costs associated with the development of content and technologies, as well as the lack of extensive in-house technological expertise. In addition, developing a comprehensive and effective methodology is difficult to achieve since it requires many years of proven educational experience and a successful track record.

        We are able to replace a multitude of third-party educational vendors with a streamlined and consolidated solution, offering a one-stop shop that delivers enhanced learning across the educational spectrum.

Our Market Opportunity

        According to EY-Parthenon's assessment of the private K-12 learning systems market, the existing addressable market in Brazil for core curriculum solutions and supplemental solutions totals approximately R$25.2 billion in sales revenues as of October 2019, of which we currently capture approximately 4% based on our 2020 ACV Bookings as of March 31, 2020. We can address this market by launching new solutions and entering new categories.

        We benefit from structural differences in our market, when compared to the education markets in the United States and Europe. Private schools in Brazil are generally for-profit institutions, and the private education market in Brazil is large and highly fragmented, primarily a result of lower overall levels of government funding for K-12 public education. As of December 31, 2019, approximately 8.2 million students were enrolled in approximately 41,700 private schools (19.1% of the total number of K-12 students in Brazil), according to the Brazilian National Institute for Studies and Research (Instituto Nacional de Estudos e Pesquisas), or INEP, and the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE. In addition, the national curriculum set by the Ministry of Education requires standardized content across Brazilian schools, which helps create demand for a unified curriculum. Finally, teachers' unions in Brazil are relatively less influential than their counterparts in the United States and Europe, where such unions often serve as obstacles to the adoption of innovations.

        We believe that the challenges inherent in the traditional content distribution model, coupled with increasing demand for modern content and integrated value-added services, present a unique market opportunity for our business. By providing an affordable, modern and efficient platform, we believe that we can continue to disrupt the Brazilian education market and increase our penetration into current and new markets.

The Arco Way

        Quality, a key component for the success in the private K-12 market, is always at the center of our decisions and it has been the gear of our virtuous cycle over the years.

        As we continuously invest in quality and customer support, we assist our schools to achieve higher academic results. This is illustrated by the ENEM strong results of our partner schools, one of the main metrics to measure education quality in Brazil. According to the 2018 results of the ENEM exam, (i) three of the 10 top schools in the Brazilian national school rankings use our solutions; (ii) partner schools ranked among the top 10 in 13 out of 27 Brazilian states; and (iii) 490 of our partner schools ranked among the top three schools in their respective cities. The strong results achieved by our partner schools improve our brand equity, help build our reputation and consequently, tends to contribute to our healthy, sustainable organic growth.

        As we grow and add new partner schools, our network becomes a powerful source of leads generation and data. In addition, the increased scale allows us to reinvest in content, quality and service, contributing to the positive loop.

Our Business Model

        Our Business-to-Business-to Consumer, or B2B2C model is financially aligned with our partner schools. Our revenues consist of wholesale content fees paid by our partner schools annually on a per-student, per-year basis. On average, partner schools charge students' parents an incremental markup on top of our wholesale fees, ensuring that their incentives are aligned with ours. Accordingly, we provide a supplemental revenue stream to our partner schools through our B2B2C model, which is a feature that the traditional education model does not employ. Once schools adopt our platform for a particular class year, access to, and payment for, our platform becomes mandatory for all enrolled students in each class year, and such payments are charged as a supplement to tuition. Typically, we revise our contract fees annually, in line with our price-setting policies, which are usually above published inflation indices, to account for improvements in our platform and for changes in our cost and expenses structure.

        The following chart illustrates our business-to-business-to-consumer model:

        Long-term contracts, high retention rates and high financial predictability.    Our three-year standard contract provides a revenue stream with long-term cash flow visibility. We have a lead time (which we define as the period from the moment of first contact to the execution of a contract) for the acquisition of new partner schools, and we typically enter into contracts with new partner schools within one year from the moment of first contact. Once our content is adopted, switching costs (which are the costs that schools incur as a result of switching to our platform) and time associated with updating the teaching curriculum for each class year work to our advantage. A portion of our average 5.0% annual attrition rate is attributable to the early termination or suspension of performance by us, at our option, of contracts with certain partner schools as a result of their failure to timely pay our contract fees.

        Asset-light and scalable business model, with high operating leverage and limited capex requirements.    By outsourcing distribution activities to third parties and developing standard solutions, we have an asset-light and scalable business model that enables us to quickly expand our customer base with low associated expenses and capital expenditures. This allows us to increasingly expand our margins as we grow the number of students we serve, while generating cash to fund the development of new products and features, as well as identify acquisitions and strategic investments.

        Our platform is difficult to replicate.    We have continuously developed our platform since our founding, with the benefit of over 50 years of an evolving educational methodology and a dedicated team of education specialists focused on developing and improving our Core Curriculum and Supplemental Solutions materials. Accordingly, we believe that the depth of our educational content and the technological experience necessary to develop our products makes our platform difficult to replicate.

Our Solutions

        In the education sector, we believe that quality is fundamental. Our platform was developed with the benefit of over 50 years of an evolving educational methodology and robust track record of academic results. Our track record of high-performing educational outcomes motivated us to create a digital, technology-driven product that could deliver high quality education at scale.

        Additionally, Positivo is the pioneer in the learning system segment in Brazil and has served the K-12 private school market for more than 40 years. The pedagogical methodology developed inside the Colégio Positivo schools was transformed into a comprehensive educational solution that quickly expanded to other schools in Brazil. Over time, Positivo expanded its product offering to address different profiles of schools and increase its addressable market.

        We provide a complete suite of turnkey curriculum solutions and technology-enabled features to help our students, teachers, partner schools and parents, targeting our students' educational success.

        Our turnkey educational platform solutions comprise core K-12 curricula, as well as supplemental instructional content currently focused on English as a second language.

  Benefits Across Our Educational Platform

        We deliver the following benefits to all the stakeholders engaged in the learning process:

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  Students:  We deliver a personalized, multimedia learning experience, in an omni-channel format. Students can access content in various formats, including digital, video, print and other audiovisual media aligned with the daily curriculum of their classes. Our platform provides real-time feedback to students on areas for improvement and benchmarking relative to their peers, which enables us to simultaneously ensure that education is provided on an individual basis, and that our content is complete, up-to-date and readily available.

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  Teachers:  We offer a range of tools to help improve teacher efficiency and learning outcomes. We provide teaching plans for each class, digital content for classroom review, pre-made class videos, a test builder platform and homework correction automation tools. In addition, teachers are able to access students' performance reports and identify which students are having difficulties in progressing in a given class at any time.

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  Administrators:  We provide a supplemental revenue stream to our partner schools. In addition, our platform provides back office administrative support, alongside data and analytics to support decision-making processes. Administrators receive student reports and are able to analyze student participation rates, detailed individual performance, an overview by area of knowledge and their schools' national ranking. They are also able to benchmark teacher performance to optimize the effectiveness of their teaching staff.

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  Parents:  Our software brings parents closer to the education process, through an informal communication channel and the opportunity to closely monitor and engage with their children's performance and development.

Our Products

        We believe that innovation is an important part of our success. As a technology company in the education sector, we believe that our dynamic and adaptive nature is essential to our continued growth. Our product offerings comprise two main segments that operate in concert: (i) Core Curriculum; and (ii) Supplemental Solutions.

        Our Core Curriculum comprises high quality content solutions that are designed to address the Ministry of Education's national K-12 curriculum requirements through a personalized and interactive learning experience. Students access content in various formats, such as digital, video, print and other audiovisual media that are aligned with the daily curriculum of their classes. Our Core Curriculum offering serves a broad range of price points, allowing us to maximize our market reach and penetration. It is offered in two different versions, consisting of (i) SAS Plataforma de Educação, or SAS, a premium solution focused on high-income private schools, and (ii) SAE Digital S.A., or SAE, a basic solution focused on upper-middle income private schools.

        SAS and SAE share certain key attributes, such as:

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  Online homework assessment:  An extensive questions and problem-solving activities database that provides additional teacher-led instructional content to help meet individual student or small student group needs. Assessments enable thorough, customized evaluations of student performance over a single lesson, over the course of a topic, or throughout the entire academic year.

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  Adaptive learning:  A personalized instruction and assessment tool delivered through our exam management portal to help students prepare for and take exams. The user-friendly reporting and ongoing progress monitoring features enable educators to pinpoint student needs down to the sub-skill level, while providing real-time feedback at the class level, school and national level. The platform also enables teachers to generate exams based on a given class profile, using a database containing a broad range of questions.

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  Interactive learning:  Leveraging the combined abilities of our pedagogical and EdTech teams, we have created augmented reality and video features throughout our materials, allowing students to point their digital devices at certain sections in our materials to view educational animations or recorded videos that provide further information on the topic in question, contributing to a more interactive and engaging learning experience.

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  Students and teachers web portal:  An online environment aggregating relevant content for students and teachers by grade in the form of digital classes, exam database, assessment templates, teachers' guides and lesson plans, exams and textbooks' problem solving in addition to articles and general educational-related tips.

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  In-app communication:  A responsive, simple and user-friendly communication tool for partner schools, students and parents, giving them access to exam results and problem solving, video classes, student grades, as well as the school calendar and attendance records.

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  Support to partner schools:  Back-office management, educational consulting services, training programs for teachers to assess and improve the quality of their teaching methods and marketing advisory services.

        As part of our Core Curriculum, we offer complementary support services to partner schools consisting of:

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  Back office management tools:  HR tools with financial, student recruiting and administrative features.

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  Educational consulting services to partner schools:  Personalized support to ensure complete understanding and appropriate implementation of our learning platform. This includes, constant support to partner schools throughout the school year in connection with educational practices, administrative, human resources and financial aspects, development of customized students' assessment models, organization of education congresses and pedagogical meetings, as well as parents and students counselling.

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  Training programs for teachers and school administrators:  A suite of materials to allow partner schools and teachers to assess the quality of their teaching methods and how they can improve them. This includes local, regional and national educational congresses, forums, seminars and lectures, in addition to training sessions.

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  School marketing advisory:  A comprehensive range of marketing and communication materials, events and support, including marketing brochures and recruitment campaigns.

        Additionally, through Positivo, our Core Curriculum solutions include (i) Sistema de Ensino Positivo, or SPE, an educational solution consisting of content, technology and services provided to upper-middle-income class private schools, and (ii) Conquista Solução Educacional, or Conquista, which is focused on lower-middle-income private schools, a profile of school that we previously did not target. As part of our Core Curriculum, we also deliver, through Positivo, traditional solutions which are annually sold to partner schools without long-term contracts on a case by case basis.

        Our Supplemental Solutions comprise additional value-added content for which partner schools can opt-in as an addition to our Core Curriculum. We have a Supplemental Solutions market share of 1%, calculated by dividing Arco's Supplementary Solutions ACV Bookings for the 2020 school year by the total addressable market for Supplemental Solutions, which consists of ESL, bilingual programs and 21st century skills programs, based on EY-Parthenon's assessment of the private K-12 learning systems market. Currently, our primary Supplemental Solutions offering is an ESL bilingual program, first offered in 2015 following our acquisition of an interest in International School Serviços de Ensino, Treinamento, Editoração e Franqueadora S.A., or International School. International School provides students with an internationally-oriented education, in a multicultural environment, based on a curriculum like the International Baccalaureate or Cambridge International Examinations. We intend to add additional, non-core supplemental educational modules to our Supplemental Solutions over time.

        Additionally, through Positivo, our Supplemental Solution also offers Positivo English Solution, or PES, a bilingual program with an approach that promotes integrated learning of content and language, in partnership with Cambridge University Press. The program consists of 2-5 weekly hours of English classes with several tools to develop the skills needed to communicate well. PES also provides teachers' training and pedagogical support to its partner schools. PES was launched in 2015 and has a strong cross-sell potential within our Core Solution partner schools network and to expand to schools that have not yet adopted our solution. Positivo's focus on student outcomes and long-term relationships with partner schools is proven by the strong results achieved in national exams.

        The key attributes of our Supplemental Solutions are:

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  Proprietary applications:  Two complementary applications providing content and English-based games that form part of students' school year collections, including a communications tool for partner schools, students and parents.

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  Robotics:  Pioneering activities that enable students to build and program their own Lego® robots as a way to maximize learning beyond the classroom experience.

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  Combination of concrete materials and animations:  Print and digital textbooks combined with interactive animations, educational videos and exercises.

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  Crowdsourced education:  Collaborative and versatile platform for classrooms that allows students to collaborate in project building and problem solving.

What Sets Us Apart

        We believe that we have the following business strengths that allow us to disrupt the private K-12 education market:

  Disruptive approach to traditional school model

        Instead of simply delivering content as a product through textbooks, we provide an education solution through a technology-based platform. We believe that our platform is cutting-edge, modern, dynamic and client-oriented. We offer a multi-channel experience, combining proprietary content and software that would otherwise require the purchase of multiple, non-integrated solutions.

        According to internal studies, we believe that the parents of students enrolled at our partner schools enjoy significant savings since our content solutions are less expensive than a traditional collection of textbooks, mainly because we can avoid incremental costs associated with a traditional retail distribution chain by primarily selling directly to our partner schools, as well as certain incremental costs relating to content production. In contrast, the sale of traditional textbooks often requires publishers to pay authors' royalties for each book sold, and traditional textbooks are frequently marketed as penned by specific authors, each of which generally entails higher total royalty costs, whereas we generally acquire rights to content from a large pool of available authors, without variable payments relating to royalties. Furthermore, we deliver a supplemental revenue stream for our partner schools.

        As of March 31, 2020, partner schools charged parents an incremental markup on our wholesale per student prices.

  Strong combination of content development team and technology to develop a best-in-class learning experience

        As of March 31, 2020, we had a dedicated team of 718 technology and content development employees focused on developing and improving our Core Curriculum and Supplemental Solutions materials. They achieve this by leveraging feedback from our (i) highly-qualified base of over 990 experienced educational authors in Brazil on the quality of materials we produce, and (ii) network of partner schools and teachers on the impact of our materials on student performance. The advanced state of our platform reflects a process of evolution spanning over a decade, making it difficult to replicate.

  Widespread positive customer satisfaction and strong academic outcomes

        Our customer satisfaction is driven by our ability to meaningfully improve the performance of our partner schools' enrolled students on the ENEM, a prerequisite for entrance into almost all higher education undergraduate institutions in Brazil. According to the 2018 results of the ENEM exam:

  •
  three of the 10 top schools in the Brazilian national school rankings use our solutions;

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  our schools are among the top 10 in 13 out of 27 Brazilian states; and

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  490 of our partner schools are ranked among the top three schools in their respective cities.

        In addition, we have the highest penetration among top 10 performing schools, according to rankings based on data from the Brazilian Ministry of Education and our existing partner schools.

  Strong brand equity and aligned incentives resulting in high retention rates

        We prioritize quality by employing a "white glove" service model across our business, with clear financial incentives (in the form of bonuses) to our sales force that drive long-term relationships with our partner schools. Educational performance is one of the main drivers of school growth, and the success of our partner schools is a critical part of our value proposition. Due to the quality of our academic outcomes, we rarely lose clients. In addition, we have historically been highly effective in increasing contract values, achieving an annual retention rate of 93% in 2019 and 95% in 2018 and 2017.

  Attractive financial model with a high level of visibility and predictability

        We have cash flow visibility given our long-term contracts with partner schools. Initial contract terms generally average three years, with high switching costs resulting in a customer churn of approximately 7% in 2019. In addition, we benefit from increasing enrollments across partner schools as our relationships mature and deployments increase, leading to revenue growth and increased operating margins, which contribute to the predictability of our business.

  Founder-led and experienced management, innovation-driven culture

        Our culture flows from our founder and CEO's family, who have specialized in education for over 50 years. Our founder and CEO, Mr. Ari de Sá Cavalcante Neto, has brought his family's successful school formula to scale by creating a leading educational platform. We strive to innovate and instill in our professionals a passion for serving all our stakeholders and seeking impactful next-generation solutions for private K-12 education.

        As of March 31, 2020, the average age of our employees was 32 and 55% of our employees were women. Also, we offer a long-term incentive plan for key employees and apply meritocratic methods to engage them, recognize their value and maintain their motivation.

Our Growth Strategies

        We aim to continue driving rapid, profitable growth and to generate greater shareholder value by implementing the following strategic initiatives:

  Deepen relationships with our existing customer base

        We intend to increase student enrollments within our existing partner schools at a minimum marginal cost as we see major opportunities for increased penetration through:

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  Increasing the number of class years that adopt our Core Curriculum at each partner school. As of March 31, 2020, our up selling potential would increase our student enrollments by 32%, translating to approximately 360,000 students; and

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  Cross-selling our Supplemental Solutions to currently-enrolled class years at our partner schools. As of March 31, 2020, only 2% of our client base used both our Core Curriculum and Supplemental Solutions, thus representing a cross-sell opportunity of approximately 1,000,000 students.

  Expand our partner school base

        We estimate that the top five private education providers in Brazil accounted for less than 2% of the private education market as of December 31, 2017. We believe that our sales efforts will benefit as the performance of partners schools using our educational platform becomes more widespread and widely known.

  Add new Supplemental Solutions

        We consistently review potential opportunities to provide additional after-school educational solutions that we may integrate into our Supplemental Solutions. We plan to enforce a disciplined approach to growth by using market validation techniques to assess the likelihood of our partner schools adopting our solutions, as well as their potential spending. We will also aim to ensure that any new vertical fits within our proven business strategy, through a careful assessment of available alternatives, such as the number and size of potential adjacent market opportunities, and their relative risk and return.

  Continue to innovate and extend our technological leadership

        Innovation is a cornerstone of our culture. As such, we employ significant efforts and resources to ensure the constant development and improvement of our portfolio of solutions. We have also invested in a select group of education technology startups in an effort to bring new ideas and solutions into our ecosystem. These initiatives have helped us identify new business potential to enhance our overall growth prospects, such as education IT systems (WPensar S.A., or WPensar, and EEM Licenciamento de Programas Educacionais S.A., or EEM), supplemental instruction content (International School, PES, Nave à Vela Editora e Comercializadora de Materiais Educacionais S.A. (formerly Nave à Vela Ltda), or NAV, and Pleno) and digital-native content platform (Geekie Desenvolvimento de Softwares S.A., or Geekie).

        We intend to increase the functionality of our platform and continue our investment in the development and acquisition of new applications that extend our technological leadership. We also intend to continue to improve and update our print and digital content based on the real-time feedback we receive from our partner schools.

  Continue to pursue M&A opportunities

        We plan to continue to pursue acquisitions that are complementary to, or that will help us diversify, our business. We intend to maintain a disciplined approach towards evaluating possible targets and integrating acquisitions into our business model. Our preferred acquisition targets are core or supplemental educational platform providers that engage in delivering K-12 educational content through software-based platforms pursuant to B2B2C business models. We are currently evaluating possible acquisition opportunities and submit non-binding proposals from time to time.

        We believe that we have developed a strong capability and track record of identifying, negotiating and integrating acquisitions. Moreover, we have developed a systematic model that enables us to integrate our acquired businesses in a timely and efficient manner. Since 2011, we have successfully acquired or invested in 14 companies. Our acquisition strategy is focused on expanding our operations into new regions within Brazil and adding new products and technologies to accelerate our pace of innovation and broaden our footprint.

        We have already executed a number of strategic transactions since our initial public offering. These acquisitions have a strong fit with our business and have been executed based on three main pillars: (i) boost growth, accelerating the expansion of our partner school base; (ii) increase cross-sell opportunities, extending our product offering; and (iii) enhance the client experience, adding value-add tech features.

Recent Developments

  COVID-19

        As a result of the global outbreak of a new strain of coronavirus, or COVID-19, economic uncertainties have arisen that continue to have an adverse impact on global economic and market conditions, including Brazil. In particular and in the interest of public health and safety, state and local governments in Brazil have required mandatory school closures for an unspecified period of time, which has strengthened our role as a mission critical partner of schools and as a technology provider.

        To date, the COVID-19 pandemic has not had a material impact on our operations, distribution capacity and revenue recognition. However, we revised our estimated credit losses from our trade receivables (which resulted in an increase of R$3.1 million in allowance for doubtful accounts as of March 31, 2020). In response to the outbreak, we have implemented several measures aimed at safeguarding the health of our employees and the stability of our operations, including: (1) the implementation of a work-from-home policy and several related preventive measures; (2) an integrated platform of each of our core brands that provides daily live streaming and recorded classes and structured materials organized in study plans to our students; (3) remote client support by our team of pedagogical consultants and technical support to deliver high-quality content to our students and maintain high levels of engagement and a superior learning experience; and (4) re-thinking and re-designing our go-to-market strategy to leverage digital leads created and hosting webinars and events with existing and prospective clients. In addition, in March 2020, we made available free of charge access to our webinars and live streaming classes, to allow all students from public and private schools to have access to high-quality content during this period of school closures.

        The extent of the impact of COVID-19 on our operational and financial performance will depend on future developments, including the duration and spread of the outbreak and its impact on our clients, partner schools, logistics service providers and employees, all of which are uncertain and cannot be predicted. If the pandemic or the resulting economic downturn continues to worsen, we could experience loss of clients or higher levels of allowances for doubtful accounts, which could have a material adverse effect on our results of operations and cash flows. We will continue to actively monitor the situation and may take further actions that alter our business operations as may be required by federal, state or local authorities, or that we determine are in the best interests of our employees, clients, partner schools and stockholders.

        For further information, please see "Risk Factors—Risks Relating to Our Business and Industry—Our operations and results may be negatively impacted by the coronavirus (COVID-19) outbreak."

Summary of Risk Factors

        An investment in our Class A common shares is subject to a number of risks, including risks relating to our business and industry, risks related to Brazil, risks related to the Positivo Acquisition, and risks related to the offering and our Class A common shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled "Risk Factors" in this prospectus supplement and under the heading "Risk Factors" in our 2019 Annual Report, as well as the risks that are described in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, for a more thorough description of these and other risks.

Risks Relating to Our Business and Industry

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  Our revenue derives from the contract fees per student that we generate from the sales of our educational content to our partner schools. Any disruption in our relationship with our partner schools may materially adversely affect us.

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  Any increase in the attrition rates of students in our partner schools may adversely affect our results of operations.

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  Increases in the price of certain inputs used to produce our printed educational materials and increases in the fees of our third-party printer providers may materially affect us.

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  Our success depends on our ability to monitor and adapt to technological changes in the education sector and maintain a technological infrastructure that works adequately and without interruption.

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  Any change or review of the tax treatment of our activities, or the loss or reduction in tax benefits on the sale of books (including digital content) may materially adversely affect us.

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  Our operations and results may be negatively impacted by the coronavirus (COVID-19) outbreak.

Risks Relating to Brazil

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  The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement as well as Brazil's current political and economic conditions could harm us and the price of our Class A common shares.

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  Economic uncertainty and political instability in Brazil may harm us and the price of our Class A common shares.

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  Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future would harm our business and the price of our Class A common shares.

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  Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares.

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  Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.

Risks Relating to the Positivo Acquisition

  •
  We may not realize the benefits and synergies anticipated from the Positivo Acquisition, which could adversely affect the price of our Class A common shares.

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  Uncertainty about the Positivo Acquisition may adversely affect our relationships with customers and employees, which could negatively affect our business.

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  The use of cash on hand to finance the Positivo Acquisition will reduce our liquidity.

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  Positivo relies significantly on a key supplier for the printing of its educational materials.

Risks Relating to the Offering and our Class A Common Shares

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  The Founding Shareholders, our largest group of shareholders, own 100% of our outstanding Class B common shares, which will represent approximately 91.0% of the voting power of our issued share capital following this offering, and control all matters requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters.

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  Our dual class capital structure means our shares are not included in certain indices. We cannot predict the impact this may have on our share price.

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  The dual class structure of our common stock has the effect of concentrating voting control with the Founding Shareholders; this will limit or preclude your ability to influence corporate matters.

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  Our Class A common shares may not be a suitable investment for all investors, as investment in our Class A common shares presents risks and the possibility of financial losses.

Corporate Information

        Our principal executive offices are located at Rua Augusta 2840, 9th floor, suite 91, Consolação, São Paulo—SP, 01412-100, Brazil. Our telephone number at this address is +55 (11) 3047-2655.

        The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.arcoeducacao.com.br. The information contained in, or accessible through, our website is not incorporated into this prospectus supplement or the registration statement of which it forms a part.

Implications of Being an Emerging-Growth Company

        As a company with less than US$1.07 billion in revenue during our last fiscal year, we qualify as an "emerging-growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the "JOBS Act." An emerging-growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

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  a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure;

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  an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the "Sarbanes-Oxley Act," in the assessment of our internal control over financial reporting;

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  reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

  •
  exemptions from the requirements of holding nonbinding advisory votes on executive compensation and golden parachute arrangements.

        We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging-growth company. We would cease to be an emerging-growth company if we had more than US$1.07 billion in annual revenue, had more than US$700 million in market value of our Class A common shares held by nonaffiliates, or issued more than US$1.0 billion of nonconvertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of some of these reduced reporting burdens in this prospectus supplement, and we may choose to take advantage of others in future filings, and if we do, the information that we provide shareholders may be different than you might get from other public companies in which you hold equity.

        In addition, under the JOBS Act, emerging-growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

 THE OFFERING

        This summary highlights information presented in greater detail elsewhere in this prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference. This summary is not complete and does not contain all the information you should consider before investing in our Class A common shares. You should carefully read this entire prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference before investing in our Class A common shares, including "Risk Factors" and (i) our consolidated financial statements and notes thereto, (ii) Positivo's combined carve-out financial statements, incorporated by reference in this prospectus supplement, and (iii) our unaudited pro forma condensed consolidated financial information, incorporated by reference in this prospectus supplement.

Issuer	Arco Platform Limited
Class A common shares offered by the selling shareholders	5,563,203 Class A common shares.
Voting rights	The Class A common shares will be entitled to one vote per share, whereas the Class B common shares (which are not being sold in this offering) will be entitled to 10 votes per share.
Each Class B common share may be converted into one Class A common share at the option of the holder.

If, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding, then each Class B common share will convert automatically into one Class A common share.

In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, except for certain transfers to other holders of Class B common shares or their affiliates or to certain unrelated third parties as described under "Description of Share Capital—Conversion."

Holders of Class A common shares and Class B common shares will vote together as a single class on all matters unless otherwise required by law and subject to certain exceptions set forth in our Articles of Association as described under "Description of Share Capital—Voting Rights."

Upon consummation of this offering (1) holders of Class A common shares will hold approximately 9.0% of the combined voting power of our outstanding common shares and approximately 49.5% of our total equity ownership, and (2) holders of Class B common shares will hold approximately 91.0% of the combined voting power of our outstanding common shares and approximately 50.5% of our total equity ownership.

The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, conversion and transfer restrictions applicable to the Class B common shares, and holders of Class B common shares are entitled to preemptive rights to purchase additional Class B common shares in the event that additional Class A common shares are issued, upon the same economic terms and at the same price, in order to maintain such holder's proportional ownership interest in us. See "Description of Share Capital" in the accompanying prospectus for a description of the material terms of our common shares.

Listing	Our Class A common shares are listed on the Nasdaq Global Select Market under the symbol "ARCE."
Use of proceeds	We will not receive any proceeds from the sale of Class A common shares by the selling shareholders. See "Use of Proceeds."
Share capital before and after offering

As of the date of this prospectus supplement, our authorized share capital is US$50,000, consisting of 1,000,000,000 shares of par value US$0.00005 each. Of those authorized shares, (i) 500,000,000 are designated as Class A common shares, (ii) 250,000,000 are designated as Class B common shares, and (iii) 250,000,000 are as yet undesignated and may be issued as common shares or shares with preferred rights.

Immediately before and after the offering, we will have 27,541,422 Class A common shares outstanding.
Dividend policy

The amount of any distributions will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders. We do not anticipate paying any cash dividends in the foreseeable future.

Lock-up agreements

We have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 30-day period following the date of this prospectus supplement. Alfaco Holding Inc. (one of the selling shareholders in this offering), or Alfaco, has agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 90-day period following the date of this prospectus supplement. See "Underwriting."

Risk factors

See "Risk Factors" and the other information included in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference, for a discussion of factors you should consider before deciding to invest in our Class A common shares.

Cayman Islands exempted company with limited liability

We are a Cayman Islands exempted company with limited liability. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not properly fetter the exercise of future discretion; (iv) duty to exercise powers fairly as between different sections of shareholders; (v) duty to exercise independent judgment; and (vi) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. In comparison, under the Delaware General Corporation Law, a director of a Delaware corporation owes fiduciary duties to the corporation and its stockholders comprised of the duty of care and the duty of loyalty. Such duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See "Description of Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law" in the accompanying prospectus.

SUMMARY FINANCIAL AND OTHER INFORMATION

        The following tables set forth, for the periods and as of the dates indicated, our summary financial and other data. This information should be read in conjunction with (i) our unaudited interim condensed consolidated financial statements as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 and the notes thereto, incorporated by reference in this prospectus supplement, (ii) our audited consolidated financial statements as of and for the years ended December 31, 2019, 2018 and 2017 and the notes thereto, included in our 2019 Annual Report and incorporated by reference in this prospectus supplement, and (iii) "Item 3.A. Selected Financial Data" and "Item 5. Operating and Financial Review and Prospects" in our 2019 Annual Report, which is qualified in its entirety by reference to our audited consolidated financial statements and our unaudited interim condensed consolidated financial statements, and the related notes thereto.

        The following tables also set forth, for the periods and as of the dates indicated, (i) the summary financial information of Positivo, which should be read in conjunction with Positivo's unaudited interim condensed combined carve-out financial statements as of October 31, 2019 and for the ten months ended October 31, 2019 and 2018 and the notes thereto, and Positivo's audited combined carve-out financial statements as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 and the notes thereto, each incorporated by reference in this prospectus supplement, and (ii) our pro forma summary financial information, which should be read in conjunction with our unaudited pro forma condensed consolidated financial information for the year ended December 31, 2019 and the notes thereto, incorporated by reference in this prospectus supplement.

Arco

        Our interim statements of financial position as of March 31, 2020 and the interim statements of operations for the three months ended March 31, 2020 and 2019 have been derived from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus supplement, prepared in accordance with International Financial Reporting Standard IAS No. 34 "Interim Financial Reporting," or "IAS 34." Our summary statements of financial position as of December 31, 2019, 2018 and 2017 and the income (loss) for the years ended December 31, 2019, 2018 and 2017 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement, prepared in accordance with IFRS, as issued by the IASB.

	For the Three Months Ended March 31,			For the Year Ended December 31,
	2020	2020	2019	2019	2019	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Statement of Operations Data
Net revenue	50.3	261.6	117.1	110.2	572.8	381.0	244.4
Cost of sales	(12.9)	(67.2)	(21.9)	(22.6)	(117.3)	(80.7)	(58.5)

Gross profit	37.4	194.4	95.2	87.6	455.5	300.2	185.9

Selling expenses	(16.9)	(87.9)	(36.1)	(38.4)	(199.8)	(113.3)	(65.3)
General and administrative expenses	(12.8)	(66.8)	(20.8)	(36.8)	(191.4)	(129.8)	(48.9)
Other income (expenses), net	0.1	0.4	3.4	(1.2)	(6.2)	4.9	3.3

Operating profit	7.7	40.1	41.6	11.2	58.1	62.1	74.9

Finance income	1.8	9.4	17.0	13.8	72.0	36.6	12.5
Finance costs	(7.4)	(38.3)	(16.5)	(32.9)	(170.8)	(198.8)	(20.4)

Finance result	(5.6)	(29.0)	0.5	(19.0)	(98.8)	(162.2)	(7.9)

Share of loss of equity-accounted investees	(0.1)	(0.7)	(0.5)	(0.3)	(1.8)	(0.8)	(0.7)
Profit (loss) before income taxes	2.0	10.4	41.6	(8.2)	(42.5)	(100.9)	66.4

Income taxes—income (expense)	(1.3)	(6.6)	(10.7)	6.4	33.1	18.0	(22.7)

Current	(6.2)	(32.2)	18.3)	(9.0)	(46.9)	(26.5)	(31.0)
Deferred	4.9	25.6	7.5	15.4	80.0	44.5	8.3

Profit (loss) for the period year	0.7	3.8	30.8	(1.8)	(9.4)	(82.9)	43.6

Profit (loss) attributable to:
Equity holders of the parent	0.7	3.8	30.8	(1.8)	(9.4)	(82.4)	44.3
Noncontrolling interests	—	—	—	—	—	(0.5)	(0.6)
Basic earnings per share—R$ (unless otherwise indicated)(2)
Class A Common Shares	0.01	0.07	0.61	(0.03)	(0.18)	(1.64)	0.88
Class B Common Shares	0.01	0.07	0.61	(0.03)	(0.18)	(1.64)	0.88
Diluted earnings per share—R$ (unless otherwise indicated)(3)
Class A Common Shares	0.01	0.07	0.59	(0.03)	(0.18)	(1.64)	0.85
Class B Common Shares	0.01	0.07	0.59	(0.03)	(0.18)	(1.64)	0.85

(1)
For convenience purposes only, amounts in reais for the three months ended March 31, 2020 and for the year ended December 31, 2019 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(2)
Calculated by dividing the profit (loss) attributable to the shareholders by the weighted average number of common shares outstanding during the year.

(3)
Calculated by dividing the profit (loss) attributable to the shareholders by the weighted average number of common shares outstanding during the year plus the weighted average number of common shares that would be issued on conversion of all potential common shares with dilutive effects.

	As of March 31,		As of December 31,
	2020	2020	2019	2019	2018	2017
	US$ millions(1)	R$ millions	US$ millions(1)	R$ millions
Balance Sheet Data:
Assets
Total current assets	245.8	1,278.0	197.9	1,028.6	988.1	210.0
Total non-current assets	414.5	2,154.9	410.3	2,132.8	346.7	220.4

Total assets	660.3	3,432.9	608.1	3,161.4	1,334.9	430.4

Liabilities
Total current liabilities	129.8	674.8	79.3	412.1	57.9	69.7

Total non-current liabilities	221.3	1,150.5	222.1	1,154.5	207.1	55.0

Total liabilities	351.1	1,825.3	301.3	1,566.6	265.0	124.7

Equity
Total equity	309.2	1,607.5	306.8	1,594.8	1,069.9	305.7

Total liabilities and equity	660.3	3,432.9	608.1	3,161.4	1,334.9	430.4

(1)
For convenience purposes only, amounts in reais as of March 31, 2020 and December 31, 2019 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

Positivo

        The unaudited interim condensed combined carve-out balance sheet as of October 31, 2019 and the unaudited interim condensed combined carve-out statements of income for the ten months ended October 31, 2019 and 2018 of Positivo have been derived from the unaudited interim condensed combined carve-out financial statements of Positivo incorporated by reference in this prospectus supplement, prepared in accordance with IAS 34. The audited combined carve-out balance sheets as of December 31, 2018 and 2017 and the audited combined carve-out statements of income for the years ended December 31, 2018, 2017 and 2016 of Positivo have been derived from the audited combined carve-out financial statements of Positivo incorporated by reference in this prospectus supplement, prepared in accordance with IFRS, as issued by the IASB. The results of operations of Positivo for the ten months ended October 31, 2019 are not necessarily indicative of the results of operations that may be expected for the entire year ending December 31, 2019.

	For the Ten Months Ended October 31,			For the Year Ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Statement of Income Data:
Net revenue from sales	61.9	321.6	324.2	78.2	406.4	405.8	340.5
Cost of sales	(16.9)	(87.8)	(77.3)	(18.7)	(97.1)	(111.5)	(98.6)

Gross profit	45.0	233.8	246.9	59.5	309.3	294.3	241.9

General and administrative expenses	(10.2)	(53.2)	(53.2)	(13.0)	(67.6)	(63.7)	(51.1)
Selling and distribution expenses	(11.6)	(60.3)	(49.4)	(12.1)	(63.0)	(89.3)	(72.9)
Other operating income, net	—	—	0.7	(0.1)	(0.5)	—	0.1
Impairment loss on accounts receivable	(0.2)	(0.8)	(3.1)	(0.8)	(4.0)	(11.1)	(5.6)

Income before financial income and taxes	23.0	119.5	141.9	33.5	174.2	130.2	112.4

Financial revenues	0.8	4.0	3.5	0.9	4.7	3.7	2.6
Financial expenses	(0.2)	(1.1)	(1.4)	(0.3)	(1.8)	(5.7)	(4.8)

Income before income tax and social contribution	23.6	122.4	144.0	34.1	177.1	128.2	110.2

Income tax and social contribution
Current	(6.4)	(33.4)	(50.9)	(13.1)	(68.0)	(44.9)	(44.0)
Deferred	(1.5)	(7.8)	2.0	1.8	9.3	1.3	6.5

Net income for the period/year	15.7	81.2	95.1	22.8	118.6	84.6	72.8

(1)
For convenience purposes only, amounts in reais for the ten months ended October 31, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

	As of October 31,		As of December 31,
	2019	2019	2018	2018	2017
	US$ millions(1)	R$ millions	US$ millions(1)	R$ millions
Balance Sheet Data:
Assets
Total current assets	23.0	119.8	24.6	127.8	119.5
Total non-current assets	10.2	53.2	10.0	52.2	40.5

Total assets	33.3	173.0	34.6	180.0	160.0

Liabilities and Parent's Net Investments
Total current liabilities	10.9	56.5	10.8	55.9	100.8
Total non-current liabilities	1.6	8.5	1.3	6.5	4.7
Total parent's net investments(2)	20.8	108.0	22.6	117.6	54.5

Total liabilities and parent's net investments	33.3	173.0	34.6	180.0	160.0

(1)
For convenience purposes only, amounts in reais as of October 31, 2019 and December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(2)
Represents the net contributions (to)/from Positivo Group on the combined carve-out financial statements. For further information, see note 2 to Positivo's audited combined carve-out financial statements incorporated by reference in this prospectus supplement.

Pro Forma Financial Information

        The unaudited pro forma summary statement of income information for the year ended December 31, 2019 has been derived from our unaudited pro forma condensed consolidated financial information and related notes thereto, incorporated by reference in this prospectus supplement.

	For the Year Ended December 31,
	2019	2019
	US$ millions(1)	R$ millions
	(unaudited)
Statement of Income Data:
Net revenue	170.1	884.5
Cost of sales	(36.8)	(191.2)

Gross profit	133.4	693.3

Selling expenses	(58.8)	(305.5)
General and administrative expenses	(42.9)	(222.9)
Other income, net	(1.2)	(6.2)

Operating profit	30.5	158.6

Finance income	14.6	75.9
Finance costs	(41.4)	(215.0)

Finance result	(26.8)	(139.1)

Share of loss of equity-accounted investees	(0.3)	(1.8)

Profit before income taxes	3.4	17.8

Income taxes	2.6	13.4

Profit for the period/year	6.0	31.1

(1)
For convenience purposes only, amounts in reais for the year ended December 31, 2019 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

Non-GAAP Financial Measures

        The following table presents our Adjusted EBITDA, Adjusted Net Income and Free Cash Flow information for the convenience of investors. Adjusted EBITDA, Adjusted Net Income and Free Cash Flow are the key performance indicators used by us to measure financial operating performance. Our management believes that these Non-GAAP financial measures provide useful information to investors and shareholders. We also use these measures internally to establish budgets and operational goals to manage and monitor our business, evaluate our underlying historical performance and business strategies and to report our results to the board of directors.

        We calculate Adjusted EBITDA as profit (loss) for the year (or period) plus income taxes plus/minus finance result, plus depreciation and amortization plus share of loss of equity-accounted investees plus share-based compensation plan, restricted stock units and related payroll taxes (restricted stock units), plus M&A expenses, plus non-recurring expenses which are related to consulting and legal services for the implementation of the Sarbanes-Oxley Act and effects related to COVID-19 pandemic, which includes the revision of the Company's estimated credit losses from its trade receivables based on expected increases in financial default and in unemployment rates in Brazil for the next months.

        We calculate Adjusted Net Income as profit (loss) for the year (or period) plus share-based compensation plan, restricted stock units and related payroll taxes (restricted stock units) plus amortization of intangible assets from business combinations (which refers to the amortization of the following intangible assets from business combinations: (i) rights on contracts, (ii) customer relationships, (iii) educational system, (iv) trademarks, (v) non-compete agreement and (vi) software resulting from acquisitions) less/plus changes in fair value of derivative instruments (which refers to (i) changes in fair value of derivative instruments—finance income, and plus (ii) changes in fair value of derivative instruments—finance costs), less/plus changes in accounts payable to selling shareholders plus share of loss of equity-accounted investees plus interest expenses plus/minus changes in current and deferred tax recognized in statements of income applied to all adjustments to net income (which refers to tax effects of changes in deferred tax assets and liabilities recognized in profit or loss corresponding to financial instruments from acquisition of interests, tax benefit from tax deductible goodwill, share-based compensation and amortization of intangible assets), plus/minus foreign exchange gains/loss on cash and cash equivalents, plus M&A expenses, plus non-recurring expenses which are related to consulting and legal services for the implementation of the Sarbanes-Oxley Act and effects related to COVID-19 pandemic, which includes the revision of the Company's estimated credit losses from its trade receivables based on expected increases in financial default and in unemployment rates in Brazil for the next months.

        We calculate Free Cash Flow as net cash flows from operating activities less acquisition of property and equipment less acquisition of intangible assets. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by operating activities and cash used for investments in property and equipment required to maintain and grow our business.

        We understand that, although Adjusted EBITDA, Adjusted Net Income and Free Cash Flow are used by investors and securities analysts in their evaluation of companies, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results of operations as reported under IFRS. Additionally, our calculations of Adjusted EBITDA, Adjusted Net Income and Free Cash Flow may be different from the calculations used by other companies, including our competitors in the education services industry, and therefore, our measures may not be comparable to those of other companies.

  Adjusted EBITDA, Adjusted Net Income and Free Cash Flow

	For the Three Months Ended March 31,			For the Year Ended December 31,
	2020	2020	2019	2019	2019	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Adjusted EBITDA(2)	18.6	96.9	49.0	40.3	209.4	142.0	91.1
Adjusted Net Income(3)	10.8	56.3	40.8	32.6	169.6	112.3	66.6
Free Cash Flow(4)	5.1	26.3	32.2	(11.9)	(61.7)	55.9	51.3

(1)
For convenience purposes only, amounts in reais for the three months ended March 31, 2020 and for the year ended December 31, 2019 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(2)
For a reconciliation between our Adjusted EBITDA and our profit for the year, see "—Reconciliations for Non-GAAP Financial Measures—Reconciliation between Adjusted EBITDA and Profit for the Year."

(3)
For a reconciliation of our Adjusted Net Income, see "—Reconciliations for Non-GAAP Financial Measures—Reconciliation of Adjusted Net Income from Profit (Loss) for the Year."

(4)
For a reconciliation of our Free Cash Flow, see "—Reconciliations for Non-GAAP Financial Measures—Reconciliation of Free Cash Flow from Net Cash Flows from Operating Activities."

Reconciliations for Non-GAAP Financial Measures

        The following tables set forth reconciliations of Adjusted EBITDA and Adjusted Net Income to our profit (loss) for the three months ended March 31, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017, our most recent directly comparable financial measures calculated and presented in accordance with IFRS, as well as reconciliations between Free Cash Flow and net cash flows from operating activities for the three months ended March 31, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017, our most recent directly comparable financial measures calculated and presented in accordance with IFRS.

Reconciliation between Adjusted EBITDA and Profit for the Year

	For the Three Months Ended March 31,			For the Year Ended December 31,
	2020	2020	2019	2019	2019	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Profit (loss) for the year	0.7	3.8	30.8	(1.8)	(9.4)	(82.9)	43.6
(+/–) Income taxes	1.3	6.6	10.7	(6.4)	(33.1)	(18.0)	22.7
(+/–) Finance result	5.6	29.0	(0.5)	19.0	98.8	162.2	7.9
(+) Depreciation and amortization	5.5	28.7	7.2	9.3	48.3	19.6	14.3
(+) Share of loss of equity-accounted investees	0.1	0.7	0.5	0.3	1.8	0.8	0.7
(+) Share-based compensation plan	3.1	16.0	0.1	12.9	67.0	60.3	1.9
(+) M&A expenses(2)	0.3	1.6	—	5.6	28.9	—	—
(+) Non-recurring expenses(3)	2.0	10.6	—	1.4	7.1	—	—

Adjusted EBITDA	18.6	97.0	48.8	40.3	209.4	142.0	91.1

(1)
For convenience purposes only, amounts in reais for the three months ended March 31, 2020 and for the year ended December 31, 2019 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(2)
M&A expenses corresponds to the non-recurring expenses related to the acquisitions of the year, which was recorded in the statement of operations by Arco of R$28.9 million for the year ended December 31, 2019 and of R$1.6 million for the three months ended March 31, 2020.

(3)
Non-recurring expenses are related to consulting and legal services for the implementation of the Sarbanes-Oxley Act and effects related to COVID-19 pandemic, which includes the revision of the Company's estimated credit losses from its trade receivables based on expected increases in financial default and in unemployment rates in Brazil for the next months.

  Reconciliation of Adjusted Net Income from Profit (Loss) for the Year

	For the Three Months Ended March 31,			For the Year Ended December 31,
	2020	2020	2019	2019	2019	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Profit (loss) for the year	0.7	3.8	30.8	(1.8)	(9.4)	(82.9)	43.6
(+) Share-based compensation plan restricted stock units and related payroll taxes (restricted stock units)	3.1	16.0	0.1	12.9	67.0	60.3	1.9
(+) Amortization of intangible assets from business combinations(2)	3.5	18.0	3.0	4.4	23.1	11.8	9.6
(+/–) Changes in fair value of derivative instruments(3)	—	0.1	1.9	(0.1)	(0.5)	(0.7)	6.7
(+/–) Changes in accounts payable to selling shareholders(4)	1.3	6.6	—	17.2	89.4	130.4	—
(+) Share of loss of equity-accounted investees	0.1	0.7	0.5	0.3	1.8	0.8	0.7
(+) Foreign exchange on cash and cash equivalents	(0.1)	(0.7)	(0.1)	0.1	0.6	34.4	—
(+) Interest expenses (income), net(5)	3.8	20.0	7.5	7.9	41.2	9.8	11.2
(+/–) Tax effects(6)	3.9	(20.4)	(3.0)	(15.3)	(79.6)	(51.5)	(7.1)
(+) M&A expenses(7)	0.3	1.6	—	5.6	28.9	—	—
(+) Non-recurring expenses(8)	2.0	10.6	—	1.4	7.1	—	—

Adjusted Net Income	10.8	56.3	40.7	32.6	169.6	112.3	66.6

(1)
For convenience purposes only, amounts in reais for the three months ended March 31, 2020 and for the year ended December 31, 2019 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(2)
Refers to the amortization of the following intangible assets from business combinations: (i) rights on contracts, (ii) customer relationships, (iii) educational system, (iv) trademarks, (v) non-compete agreement, and (vi) software. For further information, see notes 11 and 14 to our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2020 and our audited consolidated financial statements for the year ended December 31, 2019, respectively, incorporated by reference into this prospectus supplement.

(3)
Refers to (i) changes in fair value of derivative instruments—finance income, plus (ii) changes in fair value of derivative instruments—finance costs. For further information, see notes 20 and note 23 to our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2020 and our audited consolidated financial statements for the year ended December 31, 2019, respectively, incorporated by reference into this prospectus supplement.

(4)
Refers to changes in fair value of contingent consideration and accounts payable to selling shareholders—finance costs. For further information, see note 17 to our audited consolidated financial statements.

(5)
Refers to interest expenses related to accounts payable to selling shareholders from business combinations and investments in associates, net of interest income related to receivables from sale of subsidiary and loans to related parties.

(6)
Refers to tax effects of changes in deferred tax assets and liabilities recognized in profit or loss corresponding to financial instruments from acquisition of interests, tax benefit from tax deductible goodwill, share-based compensation and amortization of intangible assets. For further information, see note 24 to our audited consolidated financial statements incorporated by reference into this prospectus supplement.

(7)
M&A expenses corresponds to the non-recurring expenses related to the acquisitions of the year, which was recorded in the statement of operations by Arco of R$28.9 million for the year ended December 31, 2019 and of R$1.6 million for the three months ended March 31, 2020.

(8)
Non-recurring expenses are related to consulting and legal services for the implementation of the Sarbanes-Oxley Act and effects related to COVID-19 pandemic, which includes the revision of the Company's estimated credit losses from its trade receivables based on expected increases in financial default and in unemployment rates in Brazil for the next months.

  Reconciliation of Free Cash Flow from Net Cash Flows from Operating Activities

	For the Three Months Ended March 31,			For the Year Ended December 31,
	2020	2020	2019	2019	2019	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Net cash flows from operating activities	8.8	45.8	46.5	(1.5)	(7.6)	92.1	62.7
Acquisition of property and equipment	(0.5)	(2.4)	(2.8)	(2.1)	(11.0)	(6.9)	(5.3)
Acquisition of intangible assets	(3.3)	(17.1)	(11.5)	(8.3)	(43.1)	(29.4)	(6.0)

Free Cash Flow	5.0	26.3	32.3	(11.9)	(61.7)	55.9	51.3

(1)
For convenience purposes only, amounts in reais for the three months ended March 31, 2020 and for the year ended December 31, 2019 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

Operating Data

  ACV Bookings

        The following table sets forth our ACV Bookings for the periods indicated, for the convenience of investors. ACV Bookings represents our partner schools' commitments to pay for our solutions offerings. We believe it is a meaningful indicator of demand for our platform and the market's response to it. In particular, we believe ACV Bookings is a helpful metric because it is designed to show amounts that we expect to be recognized as revenue for the 12-month period between October of one fiscal year through September of the following fiscal year. We deliver our educational materials to our partner schools for their convenience in the last calendar quarter of each year, so that our partner schools can prepare their classes in advance prior to the start of the following school year in January. As a result, our results of operations for the last quarter of a given fiscal year contain revenues relating to the following school year, which reflects the content that has been delivered prior to the start of the new fiscal year. Therefore, ACV Bookings conveys information that has predictive value for subsequent months, and which may not be as clearly conveyed or understood by simply analyzing our revenues in our income (loss), especially in view of our recent growth.

        We define ACV Bookings as the revenue we would contractually expect to recognize from a partner school in each school year pursuant to the terms of our contract with such partner school,

assuming no further additions or reductions in the number of enrolled students that will access our content at such partner school in such school year. ACV Booking is a non-accounting managerial operating metric and is not prepared in accordance with IFRS. We calculate ACV Bookings by multiplying the number of enrolled students at each partner school with the average ticket per student per year; the related number of enrolled students and average ticket per student per year are each calculated in accordance with the terms of each contract with the related partner school. Although our contracts with our partner schools are typically for three-year terms, we record one year of revenue under such contracts as ACV Bookings. For example, if a school enters into a three-year contract with us to provide our Core Curriculum solution to 100 students for a contractual fee of $100 per student per year, we record $10,000 as ACV Bookings, not $30,000.

        We measure our ACV Bookings on a monthly basis throughout the school year, starting in November of the preceding fiscal year. Pursuant to the terms of our contracts with our partner schools, they are required, by the end of November of each year, to provide us with an estimate of the number of enrolled students that will access our platform in the next school year. Since we allow our partner schools to make small adjustments to their estimates to account for late admissions and dropouts, this number may fluctuate slightly until March 31, when it becomes more accurate. Accordingly, we believe this metric is most accurately reflected as of March 31 of each year. Average ticket per student per year reflects the average price per student for the relevant school year, and is presented in order to link this average price with the number of enrolled students in our partner schools, resulting in the ACV Bookings metric.

        We understand that, although ACV Bookings may be used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under IFRS.

	As of March 31,
	2020(1)	2020(2)	2019(3)	2018(4)	2017(5)
	US$ (except number of enrolled students)(1)	R$ (except number of enrolled students)	R$ (except number of enrolled students)
Number of enrolled students	n/a	1,362,141	498,553	405,814	322,031
Average ticket per student per year	142.0	738.4	884.3	793.8	711.9
ACV Bookings (in millions)	193.5	1,005.8	440.9	322.1	229.3

(1)
For convenience purposes only, amounts in reais as of March 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(2)
For the 2020 school year (which we define for purposes of ACV Bookings as the period starting in October 2019 and ending in September 2020). Includes the ACV Bookings of Positivo, which we acquired in November 2019.

(3)
For the 2019 school year (which we define for purposes of ACV Bookings as the period starting in October 2018 and ending in September 2019).

(4)
For the 2018 school year (which we define for purposes of ACV Bookings as the period starting in October 2017 and ending in September 2018).

(5)
For the 2017 school year (which we define for purposes of ACV Bookings as the period starting in October 2016 and ending in September 2017).

RISK FACTORS

        Investing in the securities offered using this prospectus supplement and the accompanying prospectus involves risk. Before you decide to buy our securities, you should carefully consider the following risks and the risks described under the heading "Risk Factors" in our 2019 Annual Report, which is incorporated herein by reference, as well as the risks that are described in other documents incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus supplement and the accompanying prospectus could decline, in which case you may lose all or part of your investment. Please see "Where You Can Find More Information" and "Incorporation of Documents by Reference" for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus supplement and the accompanying prospectus by reference.

Risks Relating to Our Business and Industry

Our operations and results may be negatively impacted by the coronavirus (COVID-19) outbreak.

        Since December 2019, a novel strain of COVID-19 has spread in over 150 countries, including China, Italy, U.S. and Brazil. On March 11, 2020, the World Health Organization, revised the classification of COVID-19 from an epidemic (when a disease spreads through a specific community or region) to a pandemic, which according to World Health Organization's definition is when there is a worldwide spread of a new disease. The classification of the disease as a pandemic was motivated by the rapid increase in the number of cases and the number of affected countries on all continents, triggering measures by governments, companies and societies to contain the advances of COVID-19. The measures vary from country to country in quantity and degree of severity but in Brazil basically involve: (1) recommendations to adopt voluntary isolation (avoid going out on the streets, avoiding crowds, avoiding physical contact with other people, etc.); (2) internal restrictions regarding the movement of people; (3) closing of schools; (4) closing of public places (parks and leisure centers); (5) closures of shopping malls, bars and restaurants; (6) adoption of remote working practices (home office) by companies, whenever possible and permitted by their activities; (7) restriction and/or suspension of trade in non-essential goods and services in the context of COVID-19 (while supermarkets, drugstores, gas stations and other essential services remain available); (8) purchase restrictions for certain essential items to avoid scarcity; (9) interruption of production activities of consumer items not essential to combat the pandemic; (10) restriction on the delivery of products to homes other than essentials; (11) compulsory reduction of working hours; (12) cancellation of public events; and (13) other restrictive measures.

        Such events have adversely impacted regional economies and have caused disruption of regional or global economic activity. In particular and in the interest of public health and safety, state and local governments in Brazil have required mandatory school closures for an unspecified period of time, which has changed the manner in which schools and students use our products and has increased dependence on technology. In addition to such school closures, which could reduce the number of schools and students that use our products or result in an increase in payment defaults, the reduction in the production of our materials provided by third parties and the stoppage or closing of transportation companies for undetermined periods could also materially and adversely affect our operation and financial results.

        We cannot predict the extent of the pandemic, and consequently, its direct and indirect impacts on local and world economies in the short, medium and long terms. In a prolonged contraction scenario, the virus could spread globally without a seasonal decline and the impacts could include: (1) increased number of deaths; (2) demand shock; (3) overloading health-care systems in many countries, especially in less developed areas; (4) large scale human and economic impact; (5) layoffs and bankruptcies in the most affected sectors rising sharply throughout 2020; (6) severe global economic impact, with significant gross domestic product, contraction in most major economies in 2020 and a slow-moving recovery; (7) infrastructure collapse and lack of basic services, particularly in less developed countries; and (8) compromised government planning, coordination and reaction capacity according to the speed that the disease progresses.

        Despite the measures adopted to contain the progress of COVID-19 and aid measures announced by governments around the world, including the Brazilian government, as of the date hereof, we cannot predict the extent, duration and impacts of such containment measures, or the results of aid measures in Brazil, including the impact on our costs or access to capital and funding resources, and general economic and social uncertainty, such as increases in interest rates, variations in foreign exchange rates, inflation and unemployment.

        The extent to which COVID-19 impacts our financial results and operations will depend on future developments, which are uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the impact of the COVID-19 pandemic. Based on future developments of COVID-19, it is possible the we may, in the future, be required to take actions or steps in relation to our business that could have a disruptive or a material and adverse effect on our business.

Risks Relating to Our Class A Common Shares and the Offering

The Founding Shareholders, our largest group of shareholders, own 100% of our outstanding Class B common shares, which will represent approximately 91% of the voting power of our issued share capital following this offering, and will control all matters requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters.

        The Founding Shareholders control our company and do not hold any of our Class A common shares, but immediately following this offering, will beneficially own 50.4% of our issued share capital through their beneficial ownership of all of our outstanding Class B common shares, and consequently, 91% of the combined voting power of our issued share capital. Our Class B common shares are entitled to 10 votes per share and our Class A common shares, which are the common shares we are offering in this offering, are entitled to one vote per share. Our Class B common shares are convertible into an equivalent number of Class A common shares and generally convert into Class A common shares upon transfer subject to limited exceptions. As a result, the Founding Shareholders control the outcome of all decisions at our shareholders' meetings, and are able to elect a majority of the members of our board of directors. They are also able to direct our actions in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses. For example, the Founding Shareholders may cause us to make acquisitions that increase the amount of our indebtedness or outstanding Class A common shares, sell revenue-generating assets or inhibit change of control transactions that benefit other shareholders. The Founding Shareholders' decisions on these matters may be contrary to your expectations or preferences, and they may take actions that could be contrary to your interests. They are able to prevent any other shareholders, including you, from blocking these actions. For further information regarding shareholdings in our company, see "Principal and Selling Shareholders."

        As long as the Founding Shareholders continue to beneficially own a sufficient number of Class B common shares, even if they beneficially own significantly less than 50% of our outstanding share capital, acting together, they will be able to effectively control our decisions. For example, if our Class B common shares amounted to 15% of our outstanding common shares, beneficial owners of our Class B common shares (consisting of the Founding Shareholders), would collectively control 63.8% of the voting power of our outstanding common shares. If the Founding Shareholders sell or transfer any of their Class B common shares, they will generally convert automatically into Class A common shares, subject to limited exceptions, such as transfers to affiliates, to trustees for the holder or its affiliates and certain transfers to U.S. tax exempt organizations. The fact that any Class B common shares convert into Class A common shares if the Founding Shareholders sell or transfer them means that the Founding Shareholders will in many situations continue to control a majority of the combined voting power of our outstanding share capital, due to the voting rights of any Class B common shares that they retain. However, if our Class B common shares at any time represent less than 10% of the total number of shares in the capital of the Company outstanding, the Class B common shares then outstanding will automatically convert into Class A common shares. For a description of the dual class structure, see "Description of Share Capital" in the accompanying prospectus.

Class A common shares eligible for future sale may cause the market price of our Class A common shares to drop significantly.

        The market price of our Class A common shares may decline as a result of sales of a large number of our Class A common shares in the market after this offering (including Class A common shares issuable upon conversion of Class B common shares) or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        Following the completion of this offering, we will have outstanding 27,541,422 Class A common shares and 27,400,848 Class B common shares. Subject to the lock-up agreements described below, the Class A common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.

        Our principal shareholders or entities controlled by them or their permitted transferees will be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. If any of our shareholders, the affiliated entities controlled by them or their respective permitted transferees were to sell a large number of their Class A common shares, the market price of our Class A common shares may decline significantly. In addition, the perception in the public markets that sales by them might occur may also cause the trading price of our Class A common shares to decline.

        We and Alfaco have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares in our share capital or securities convertible into or exchangeable or exercisable for any shares in our share capital during the 30-day and 90-day period, respectively, following the date of this prospectus supplement. However, Goldman Sachs & Co. LLC may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in "Underwriting," including the right for our company to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.

        Sales of a substantial number of our Class A common shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these lock-up periods, could cause our market price to fall or make it more difficult for you to sell your Class A common shares at a time and price that you deem appropriate.

Our Articles of Association contain anti-takeover provisions that may discourage a third party from acquiring us and adversely affect the rights of holders of our Class A common shares.

        Our Articles of Association contain certain provisions that could limit the ability of others to acquire our control, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain our control in a tender offer or similar transactions.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common shares and our trading volume could decline.

        The trading market for our Class A common shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our Class A common shares or publish inaccurate or unfavorable research about our business, the price of our Class A common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common shares could decrease, which might cause the price of our Class A common shares and trading volume to decline.

We do not anticipate paying any cash dividends in the foreseeable future.

        We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the operation of our business and future growth. We do not intend to pay any dividends to holders of our Class A common shares. As a result, capital appreciation in the price of our Class A common shares, if any, will be your only source of gain on an investment in our Class A common shares.

Our dual class capital structure means our shares are not included in certain indices. We cannot predict the impact this may have on our share price.

        In 2017, FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices to exclude companies with multiple classes of shares of common stock, such as ours, from being added to such indices. FTSE Russell announced plans to require new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders, whereas S&P Dow Jones announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. MSCI also opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index. However, in October 2018, MSCI announced its decision to include equity securities "with unequal voting structures" in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. We cannot assure you that other stock indices will not take a similar approach to FTSE Russell, S&P Dow Jones and MSCI in the future. Under the announced policies, our dual class capital structure is not eligible for inclusion in any of these indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our stock. It continues to be unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from the indices, but in certain situations they may depress these valuations compared to those of other similar companies that are included. Exclusion from indices could make our Class A common shares less attractive to investors and, as a result, the market price of our Class A common shares could be adversely affected.

The dual class structure of our common stock has the effect of concentrating voting control with the Founding Shareholders; this will limit or preclude your ability to influence corporate matters.

        Each Class A common share entitles its holder to one vote per share, and each Class B common share will entitle its holder to ten votes per share, so long as the total number of the issued and outstanding Class B common shares is at least 10% of the total number of shares outstanding. Due to the ten-to-one voting ratio between our Class B and Class A common shares, the beneficial owners of our Class B common shares (composed of the Founding Shareholders) collectively will continue to control a majority of the combined voting power of our common shares and therefore be able to control all matters submitted to our shareholders so long as the total number of the issued and outstanding Class B common shares is at least 10% of the total number of shares outstanding.

        In addition, our Articles of Association provide that at any time when there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in Arco (following an offer by us to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure that such holder may maintain a proportional ownership interest in Arco pursuant to our Articles of Association).

        Future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions, such as certain transfers effected to permitted transferees or for estate planning or charitable purposes. The conversion of Class B common shares to Class A common shares will have the effect, over time, of increasing the relative voting power of those holders of Class B common shares who retain their shares in the long term.

        In light of the above provisions relating to the issuance of additional Class B common shares, the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; as well as the ten-to-one voting ratio of our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. For a description of our dual class structure, see "Description of Share Capital—Voting Rights" in the accompanying prospectus.

Our Class A common shares may not be a suitable investment for all investors, as investment in our Class A common shares presents risks and the possibility of financial losses.

        The investment in our Class A common shares is subject to risks. Investors who wish to invest in our Class A common shares are thus subject to asset losses, including loss of the entire value of their investment, as well as other risks, including those related to our Class A common shares, us, the sector in which we operate, our shareholders and the general macroeconomic environment in Brazil, among other risks.

        Each potential investor in our Class A common shares must therefore determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

  •
  have sufficient knowledge and experience to make a meaningful evaluation of our Class A common shares, the merits and risks of investing in our Class A common shares and the information contained in this prospectus supplement;

  •
  have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our Class A common shares and the impact our Class A common shares will have on its overall investment portfolio;

  •
  have sufficient financial resources and liquidity to bear all of the risks of an investment in our Class A common shares;

  •
  understand thoroughly the terms of our Class A common shares and be familiar with the behavior of any relevant indices and financial markets; and

  •
  be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of Class A common shares by the selling shareholders. The selling shareholders are selling all of the Class A common shares in this offering.

 CAPITALIZATION

        The table below sets forth our total capitalization (defined as non-current loans and financing and lease liabilities and total equity) as of March 31, 2020, on a historical basis.

        Investors should read this table in conjunction with our audited consolidated financial statements and our unaudited interim condensed consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, with the sections of this prospectus supplement and the accompanying prospectus entitled "Summary Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Arco," as well as "Item 3.A. Selected Financial Data" and "Item 5. Operating and Financial Review and Prospects" in our 2019 Annual Report.

	As of March 31, 2020
	Actual
	(US$ millions)(1)	(R$ millions)
Non-current lease liabilities	3.4	17.7
Non-current loans and financing	0.2	1.2
Total equity	309.2	1,607.5

Total capitalization(2)	312.8	1,626.4

(1)
For convenience purposes only, amounts in reais as of March 31, 2020 have been translated to U.S. dollars at the exchange rate of R$5.1987 to US$1.00, the commercial selling rate for U.S. dollars as of March 31, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(2)
Total capitalization consists of non-current loans and financing and lease liabilities and total equity.

        Other than as set forth above, there have been no material changes to our capitalization since March 31, 2020.

 DIVIDEND POLICY

        We have not adopted a dividend policy with respect to future distributions of dividends. The amount of any distributions will depend on many factors such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and, where applicable, our shareholders. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

Certain Cayman Islands and Brazilian Legal Requirements Related to Dividends

        Under the Companies Law and our Articles of Association, a Cayman Islands company may pay a dividend out of either its profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our Articles of Association, dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. Dividends, if any, would be paid in proportion to the number of common shares a shareholder holds. For further information, see "Taxation—Cayman Islands Tax Considerations."

        Additionally, please refer to "Risk Factors—Certain Factors Relating to Our Business and Industry—We depend on dividend distributions by our subsidiaries, and we may be adversely affected if the performance of our subsidiaries is not positive or if Brazil imposes legal restrictions on dividend distributions by subsidiaries" in our 2019 Annual Report. Our ability to pay dividends is directly related to positive and distributable net results from our Brazilian subsidiaries. If, for any legal reasons due to new laws or bilateral agreements between countries, they are unable to pay dividends to Cayman Islands companies, or if a Cayman Islands company becomes incapable of receiving them, we may not be able to make any dividend payments in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ARCO

        The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited interim condensed consolidated financial statements as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 and the notes thereto, incorporated by reference in this prospectus supplement, and "Item 5. Operating and Financial Review and Prospects" in our 2019 Annual Report.

        The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those expressed or implied in such forward-looking statements as a result of various factors, including those set forth in "Special Note on Forward-Looking Statements" and "Risk Factors."

Our Results of Operations

Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

        The following table sets forth our consolidated statements of income (loss) for the three months ended March 31, 2020 and 2019. The consolidated statements of income (loss) for the three months ended March 31, 2019 do not include the consolidated statements of income (loss) of Positivo, which we acquired on November 1, 2019:

	For the Year Ended March 31,
	2020	2019	Variation (%)
	(in R$ millions, except for percentages)
Statement of Income Data:
Net revenue	261.6	117.1	123.4
Core(1)	220.7	99.2	122.5
Supplemental(1)	40.9	17.9	128.5
Cost of sales	(67.2)	(21.9)	206.8
Gross profit	194.4	95.2	104.2
Selling expenses	(87.9)	(36.1)	143.5
General and administrative expenses	(66.8)	(20.8)	221.2
Other income (expenses), net	0.4	3.4	(88.2)
Operating profit	40.1	41.6	(3.6)
Finance income	9.4	17.0	(44.7)
Finance costs	(38.3)	(16.5)	132.1
Finance result	(29.0)	0.5	n.m.
Share of loss of equity-accounted investees	(0.7)	(0.5)	40.0
Income before income taxes	10.4	41.6	(75.0)
Income taxes—expense	(6.6)	(10.7)	(38.3)
Current	(32.2)	(18.3)	76.0
Deferred	25.6	7.5	241.3
Income for the year	3.8	30.8	(87.7)

n.m.
= not meaningful

(1)
Our operating segments consist of our Core segment and our Supplemental segment. For further information, see note 22 to our unaudited interim condensed consolidated financial statements.

  Net revenue

        Net revenue for the three months ended March 31, 2020 was R$261.6 million, an increase of R$144.5 million, or 123.4%, from R$117.1 million for the three months ended March 31, 2019.

        This increase was primarily attributable to the positive impact of (i) our organic growth through the addition of new partner schools and an increase in up-sales of our solutions, and (ii) the Positivo Acquisition, which resulted in a 173.2% increase in the total number of students enrolled at our partner schools, to 1,362,141 students distributed across our partner schools as of March 31, 2020 from 498,553 students distributed across our partner schools as of March 31, 2019.

        In our Core segment, net revenue for the three months ended March 31, 2020 was R$220.7 million, an increase of R$121.5 million, or 122.6%, from R$99.2 million for the three months ended March 31, 2019.

        This increase was primarily attributable to the 174% increase in the number of enrolled students at partner schools, from 413,678 enrolled students as of March 31, 2019 to 1,131,691 enrolled students as of March 31, 2020, as a result of the impact of our organic growth and the Positivo Acquisition.

        In our Supplemental segment, net revenue for the three months ended March 31, 2020 was R$40.9 million, an increase of R$23.0 million, or 128.4% from R$17.9 million for the three months ended March 31, 2019.

        This increase was primarily attributable to the 172% increase in the number of enrolled students at partner schools, from 84,875 enrolled students as of March 31, 2019 to 230,450 enrolled students as of March 31, 2020, as a result of (i) the impact of our organic growth and the Positivo Acquisition, and (ii) the addition of new supplemental solutions in our portfolio.

  Cost of sales

        Cost of sales for the three months ended March 31, 2020 was R$67.2 million, an increase of R$45.3 million, or 206.8%, from R$21.9 million for the three months ended March 31, 2019. This increase was primarily attributable to the overall increase in the production volume of our educational materials, resulting from the impact of our organic growth and the Positivo Acquisition. The increase in cost of sales was higher than our revenue growth, reflecting a different revenue recognition among our brands as compared to the previous year, and added to the fact that our acquisitions have a lower gross margin than us.

        As a percentage of net revenue, our cost of sales increased to 25.7% for the three months ended March 31, 2020, compared to 18.7% for the three months ended March 31, 2019.

        In our Core segment, cost of sales for the three months ended March 31, 2020 was R$59.2 million, an increase of R$19.7 million, or 201.0%, from R$39.6 million for the three months ended March 31, 2019. As mentioned above, this increase was primarily attributable to the overall increase in the production volume of our educational materials, resulting from the impact of our organic growth and the Positivo Acquisition. As a percentage of net revenue in our Core segment, cost of sales increased to 30.4% in the three months ended March 31, 2020, compared to 22.1% in the three months ended March 31, 2019.

        In our Supplemental segment, cost of sales for the three months ended March 31, 2020 was R$8.0 million, an increase of R$6.8 million, or 265.2% from R$2.2 million for the three months ended March 31, 2019. This increase was also primarily attributable to the overall increase in the production volume of our educational materials, resulting from the impact of our organic growth, the Positivo Acquisition and the addition of our supplemental solutions in our portfolio. As a percentage of net revenue in our Supplemental segment, cost of sales decreased to 0.1% in the three months ended March 31, 2020, compared to 0.2% in the three months ended March 31, 2019.

  Gross profit

        For the reasons discussed above, gross profit for the three months ended March 31, 2020 was R$194.4 million, an increase of R$99.2 million, or 104.2%, from R$95.2 million for the three months ended March 31, 2019. In our Core segment, gross profit for the three months ended March 31, 2020 was R$161.4 million, an increase of R$81.9 million, or 304.2%, from R$79.5 million for the three months ended March 31, 2019. In our Supplemental segment, gross profit for the three months ended March 31, 2020 was R$32.9 million, an increase of R$17.2 million or 404.2%, from R$15.8 million for the three months ended March 31, 2019.

  Selling expenses

        Selling expenses for the three months ended March 31, 2020 were R$87.9 million, an increase of R$51.8 million, or 143.5%, from R$36.1 million for the three months ended March 31, 2019. This increase was primarily attributable to:

  (i)
  an R$18.5 million, or 95.2%, increase in sales personnel expenses, mainly attributable to the 121% increase in the number of employees in our educational and pedagogical consulting teams to support our growth strategy going forward;

  (ii)
  a R$15.0 million, or 484.6%, increase in depreciation and amortization expenses, mainly due to the acquisition of Positivo, which includes Positivo's trademarks, and customer relationship and educational systems;

  (ii)
  an R$8.1 million, or 115.5%, increase in customer support expenses due to continuous investments for customer satisfaction, which increases as our school base grows; and

  (iv)
  a R$5.3 million, or 171.2%, increase in sales & marketing expenses, mainly attributable to the expansion of our educational and pedagogical teams' activities, such as traveling expenses, advertising, and other general expenses, necessary to support our growth strategy going forward.

  General and administrative expenses

        General and administrative expenses for the three months ended March 31, 2020 were R$66.8 million, an increase of R$46.0 million, or 221.2%, from R$20.8 million for the three months ended March 31, 2019. This increase was primarily attributable to:

  (i)
  a R$16.2 million increase in third-party services expenses totaling R$20.3 million for the three months ended March 31, 2020, attributable to expenses relating to (i) the acquisition of Positivo; and (ii) consulting services associated with the implementation of Section 404(b) of the Sarbanes-Oxley Act;

  (ii)
  a R$15.8 million increase in share-based compensation plans totaling R$16.0 million for the three months ended March 31, 2020, attributable to the restricted stock units program established in 2019;

  (ii)
  a R$9.6 million increase in corporate personnel expenses totaling R$22.0 million for the three months ended March 31, 2020, due to the 56% increase in the number of employees in our general administrative team, from 268 employees as of March 31, 2019, to 419 employees as of March 31, 2020.

  Operating profit

        For the reasons discussed above, operating profit for the three months ended March 31, 2020 was R$40.1 million, a decrease of R$1.5 million, or 3.6%, from R$41.6 million for the three months ended March 31, 2019.

  Finance result

        Finance result for the three months ended March 31, 2020 was a net finance cost of R$29.0 million, compared to a net finance cost of R$0.5 million for the three months ended March 31, 2019, for the reasons described below.

        Finance income.    Finance income for the three months ended March 31, 2020 was R$9.4 million, a decrease of R$7.6 million, or 44.7%, from R$17.0 million for the three months ended March 31, 2019. This decrease was mainly attributable to a decrease in interest generated from financial investments, as a result of the lower performance of our financial investments for the three months ended March 31, 2020 when compared to the same period in 2019.

        Finance costs.    Finance costs for the three months ended March 31, 2020 was R$38.3. million, an increase of R$21.8 million, from R$16.5 million for the three months ended March 31, 2019. This increase was attributable to the effects of fair value adjustments of our accounts payable to selling shareholders and interest on acquisition of investments and accrued interest from the loan agreement with Banco Bradesco S.A.

  Share of loss of equity-accounted investees

        Share of loss of equity-accounted investees for the three months ended March 31, 2020 increased to R$0.7 million, from R$0.5 million for the three months ended March 31, 2019, attributable to the performance of our equity-accounted investees.

  Income before income taxes

        For the reasons discussed above, for the three months ended March 31, 2020, we recorded income before income taxes of R$10.4 million compared to an income of R$41.6 million for the three months ended March 31, 2019.

  Income taxes—expense

        For the three months ended March 31, 2020, we recorded an income tax expense of R$6.6 million compared to an income tax expense of R$10.7 million for the three months ended March 31, 2019, principally due to the lower taxable income for the three months ended March 31, 2020.

  Income for the year

        As a result of the foregoing, income for the three months ended March 31, 2020 was R$3.8 million compared to income of R$30.8 million for the three months ended March 31, 2019.

Our Liquidity and Capital Resources

        As of March 31, 2020, we had R$832.9 million in cash and cash equivalents and financial investments (current). We believe that our current available cash and cash equivalents and financial investments and the cash flows from our operating activities will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months.

        The following discussion of our liquidity and capital resources is based on the financial information derived from our unaudited interim condensed consolidated financial statements, incorporated by reference in this prospectus supplement.

Cash Flows

	For the Three Months Ended March 31,
	2020	2019
	(in thousands of reais)
	(unaudited)
Cash Flow Data
Net cash flows from operating activities	45,761	46,526
Net cash flows used in investing activities	(215,287)	(54,576)
Net cash flows from financing activities	192,875	30

  Operating Activities

        We recorded net cash flows from operating activities of R$45.8 million in the three months ended March 31, 2020, compared to net cash flows from operating activities of R$46.5 million in the corresponding period on 2019. In three months ended March 31, 2020, our net cash flows from operating activities were affected by non-cash adjustments mainly comprised of changes in interest from financial investments, which was partially offset by the increase in income taxes paid.

  Investing Activities

        Our net cash used in investing activities was R$215.3 million in the three months ended March 31, 2020, compared to net cash used in investing activities of R$54.6 million in the corresponding period of 2019, primarily due to (i) the impact of the addition of new financial investments totaling R$183.2 million, and (ii) the payment of investments and interests in other entities totaling R$12.7 million, which is related to the acquisition of an additional 10.51% interest in the share capital of Geekie through the purchase of shares from minority shareholders.

  Financing Activities

        Our net cash flows from financing activities for the three months ended March 31, 2020 was R$192.9 million, primarily due to a R$200.0 million secured loan agreement we entered into on March 23, 2020.

Indebtedness

        As of March 31, 2020, our total outstanding indebtedness was R$299.3 million.

Related Party Transactions

  Loan Agreement with Arco Educação S.A.

        On March 27, 2020 and April 15, 2020, Arco entered into two loan agreements with Arco Educação S.A. in the amounts of R$5 million and R$11.5 million, respectively. Both loans accrue interest at a rate equal to 100% of the CDI and mature on March 27, 2023.

  Loan Agreement with NAV

        On March 31, 2020, Arco Ventures S.A. entered into a loan agreement with NAV, in the amount of R$5 million. The loan accrues interest at a rate equal to 0.65% per month and matures on March 31, 2022.

Capital Expenditures

        In the three months ended March 31, 2020 and 2019, we made capital expenditures of R$19.4 million and R$14.3 million, respectively. These capital expenditures mainly include expenditures related to the acquisition of property and equipment and the acquisition of intangible assets. Our capital expenditures increased in the three months ended March 31, 2020 as compared to the corresponding period of 2019 mainly due to (i) investments made in educational technology totaling R$1.8 million; (ii) the development of educational content totaling R$2.5 million; (iii) investments in software and user licenses totaling R$2.7 million; and (iv) expenses related to compliance with the Base Nacional Comum Curricular totaling R$2.3 million.

        We expect to increase our capital expenditures to support the growth in our business and operations. We expect to meet our capital expenditure needs for the foreseeable future from our operating cash flow, our existing cash and cash equivalents. Our future capital requirements will depend on several factors, including our growth rate, the expansion of our research and development efforts, employee headcount, marketing and sales activities, the introduction of new features to our existing products and the continued market acceptance of our products.

Tabular Disclosure of Contractual Obligations

        The following is a summary of our contractual obligations as of March 31, 2020:

	Payments Due by Period as of March 31, 2020
	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
	(in thousands of reais)
Trade payables	47,159	—	—	—	47,159
Lease liabilities	6,774	12,678	5,036	—	24,488
Loans and financing	298,069	1,211	—	—	299,280
Financial instruments from acquisition of interests(1)	—	29,899	—	—	29,899
Accounts payable to selling shareholders	143,089	1,096,313	—	—	1,239,402

Total	495,091	1,140,101	5,036	—	1,640,228

(1)
As of March 31, 2020 it includes (i) an option to acquire the remaining 51.96% of the outstanding share capital of Geekie in May 2022 pursuant to the share purchase agreement dated as of December 8, 2016, and (ii) an option to acquire the remaining 75% of the outstanding share capital of WPensar between July 10, 2020 and July 10, 2021.

Off-Balance Sheet Arrangements

        As of March 31, 2020, we did not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to market risks associated with foreign exchange and interest rates. In accordance with our policies, we seek to manage our exposure to these various market-based risks.

        We monitor market, credit and operational risks in line with the objectives in capital management, supported by the oversight of our Board of Directors, in decisions related to capital management and to ensure their consistency with our objectives and assessment of risks. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Foreign Exchange Risk

        Our results are not subject to significant fluctuations resulting from the effects of the volatility of any exchange rate. As of March 31, 2020, we have cash and cash equivalents and financial investments denominated in U.S. dollars in the amount of R$4.3 million.

Liquidity Risk

        We regularly review the liquidity risk and maintain appropriate reserves, including bank credit facilities with first tier financial institutions. We also continuously monitor projected and actual cash flows and the combination of maturity profiles of the financial assets and liabilities.

        The main requirements for financial resources used by us arise from the need to make payments for printing educational content, freight expenses, operating expenses, labor and social obligations and other operating disbursements. See "—Tabular disclosure of contractual obligations" for a table summarizing our contractual obligations as of March 31, 2020.

Financial Counterparty Risk

        The financial counterparty risk arises from the possibility that we may incur losses due to the default of our counterparties. We adopt as practice the analysis of the financial and equity situation of our counter parts in order to control this risk.

        Counterparty credit limits, which take published credit ratings and other factors into account, are set to cover our total aggregate exposure to a single financial institution. Exposures and limits applicable to each financial institution are approved by our treasury within guidelines approved by the board and are reviewed on a regular basis.

Interest Rate Risk

        Interest rate risk represents the chance that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. Our exposure to this risk relates primarily to our investments with floating interest rates. We are primarily exposed to fluctuations in CDI interest rates on financial investments. Our exposure to cash, bank deposits and cash equivalents and financial investments indexed to the CDI totaled R$833.4 million as of March 31, 2020. See note 24 to our unaudited interim condensed consolidated financial statements, incorporated by reference in this prospectus supplement, for a sensitivity analysis of the impact of a hypothetical 10% change in the CDI on our cash and cash equivalents and financial investments as of March 31, 2020.

        For further information on our market risks, see note 24 to our unaudited interim condensed consolidated financial statements, incorporated by reference in this prospectus supplement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF POSITIVO

        The following discussion of Positivo's financial condition and results of operations should be read in conjunction with Positivo's unaudited interim condensed combined carve-out financial statements as of October 31, 2019 and for the ten months ended October 31, 2019 and 2018 and Positivo's audited combined carve-out financial statements as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 and the notes thereto, incorporated by reference in this prospectus supplement.

        The following discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those expressed or implied in such forward-looking statements as a result of various factors, including those set forth in "Special Note on Forward-Looking Statements" and "Risk Factors."

Overview

        On May 7, 2019, we entered into a purchase agreement with the shareholders of Positivo to acquire the entire share capital of Positivo, one of the largest K-12 content providers to private schools in Brazil, and other companies of the Positivo Group (as defined below), or Positivo Acquisition. Positivo is part of a group founded in 1972 in Curitiba by a group of teachers as a preparatory course focused on preparing students for admission exams to universities in the state of Paraná, or Positivo Group. The preparatory course reached 2,300 enrolled students in the first year of operation and its success led the group to quickly open new schools for all K-12 grades under the brand Colégio Positivo. In a short period of time, the proprietary content and methodology developed and used by Colégio Positivo schools achieved significant recognition among teachers, parents and students. The high quality content and its dynamic approach led to the foundation of Positivo in 1979, allowing the Positivo brand to expand far beyond the reach of Colégio Positivo, being adopted by third-party schools in several cities of the state of Paraná and other Brazilian states. The Positivo Acquisition was completed on November 1, 2019.

        With over 40 years of brand legacy, Positivo evolved to become a leading content providing platform that transforms the lives of over 710,000 students in nearly 3,700 private schools across all Brazilian states. This is a vibrant ecosystem with several opportunities to effectively address the needs of parents, students, teachers and school owners. Positivo is focused on building long-term relationships with partner schools and this approach is an important factor to its success, proven by the fact that more than 50% of its client base has over ten years of relationship.

        Positivo's product offering can be divided into two parts: Core Curriculum and Supplemental Solution. The SPE and Conquista brands are part of the Core Curriculum, both delivering high-quality content aligned with the national curriculum to schools with different socioeconomic profiles. The Supplemental Solution is PES, which offers an English curriculum for K-12 schools in Brazil.

Components of Positivo's Results of Operations

        The following is a summary of the principal line items comprising Positivo's statements of income.

Net Revenue from sales

        Positivo generates substantially all of its revenue from the sale of learning systems to private schools. This is achieved through contracts between Positivo and partner schools that have a minimum term of one year, pursuant to which Positivo provides to partner schools educational content in printed and digital format.

        Positivo's revenue is driven by the number of enrolled students at each partner school using an agreed-on price per student per year, in accordance with the terms and conditions set forth in each contract. It recognizes revenue at the moment it delivers its educational content and makes it available for use to its partner schools. Positivo typically delivers its printed SPE content four times each year in March, June, August and December, typically two to three months prior to the start of the school year, and its other SPE content and Conquista materials once each year in December. This allows its partner schools and their teachers to prepare classes in advance of each school quarter.

Cost of sales

        Cost of sales primarily consists of the expenses related to (i) the resale of goods and consumption material used, which mainly comprises printing costs and amortization of intellectual property, and (ii) personnel expenses of the content producing and educational technology teams.

Expenses

        Positivo classifies its operating expenses as general and administrative expenses, selling and distribution expenses and other expenses. The largest component of its operating expenses comprises employee and labor-related expenses, which includes salaries and bonuses, employee benefit expenses and contractor costs.

  •
  General and administrative expenses.  General and administrative expenses consist of personnel expenses and related expenses, including executive, finance, legal, human resources, recruiting, employee-related information technology, administrative personnel, payroll and benefits. They also consist of expenses in connection with professional fees for external legal, accounting and other consulting services, intangible-assets amortization expenses (software), as well as other miscellaneous expenses.

  •
  Selling and distribution expenses.  Selling expenses consist primarily of the personnel expenses of Positivo's sales and marketing and customer support employees, including commissions and incentives, travel and travel-related expenses, benefits, marketing programs, including lead generation, costs of its education-related conferences and other miscellaneous expenses, as well as intangible-assets amortization expenses.

Financial income

        Positivo's financial income includes financial revenues and financial expenses. Financial revenues consists mainly of income from discounts obtained, income from interest charged on accounts receivable, and yield from financial investments. Financial expenses consist mainly of discounts granted, expenses relating to interest on loans and leases, and bank expenses.

Income tax and social contribution

        Income taxes include current and deferred income taxes. Current tax expenses are mainly related to the tax payable or receivable on the taxable income for the year and any adjustments to taxes payable in relation to prior years. Deferred tax expenses are mainly related to provisions for bonuses, copyright and commissions, impairment loss on accounts receivable, provision of services, provision for revenue cut-off, provision to tax, labor, civil risks, and others.

Results of Operations of Positivo

Ten months ended October 31, 2019 Compared to ten months ended October 31, 2018

        The following table sets forth the unaudited interim combined carve-out statements of income of Positivo for the ten months ended October 31, 2019 and 2018:

	For the Ten Months Ended October 31,
	2019	2018	Variation (%)
	(in R$ millions, except for percentages)
Statement of Income Data:
Net revenue from sales	321.6	324.2	(0.8)
Cost of sales	(87.8)	(77.3)	13.6

Gross profit	233.8	246.9	(5.3)

General and administrative expenses	(53.2)	(53.2)	0.1
Selling and distribution expenses	(60.3)	(49.4)	22.1
Other operating income, net	—	0.7	—
Impairment loss on accounts receivable	(0.8)	(3.1)	(74.8)

Income before financial income and taxes	119.5	141.9	(15.8)

Financial income	2.9	2.1	37.5
Financial revenues	4.0	3.5	14.2
Financial expenses	(1.1)	(1.4)	(21.6)

Income before income tax and social contribution	122.4	144.0	(15.0)

Income tax and social contribution
Current	(33.4)	(50.9)	(34.4)
Deferred	(7.8)	2.0	(497.9)

Net income for the year	81.2	95.1	(14.6)

  Net revenue from sales

        Net revenue from sales for the ten months ended October 31, 2019 was R$321.6 million, a decrease of R$2.6 million, or 0.8%, from R$324.2 million for the ten months ended October 31, 2018. This result is in line with the prior period, and the growth was negatively impacted by the partial discontinuation of a non-subscription-based product. Non-subscription-based products do not affect the ACV, as they are not tied to long-term contracts.

  Cost of sales

        Cost of sales for the ten months ended October 31, 2019 was R$87.8 million, an increase of R$10.5 million, or 13.6%, from R$77.3 million for the ten months ended October 31, 2018. This increase was primarily attributable to a R$11.5 million, or 20.4%, increase in resale material and consumption material used, which comprises the preparation, printing and delivery of products, mainly as a result of the increase in the number of PES and Conquista students during the period.

        As a percentage of net revenue, Positivo's cost of sales increase to 27.3% for the ten months ended October 31, 2019, compared to 23.8% for the ten months ended October 31, 2018.

  Gross profit.

        For the reasons discussed above, gross profit for the ten months ended October 31, 2019 was R$233.8 million, a decrease of R$13.1 million, or 5.3%, from R$246.9 million for the ten months ended October 31, 2018.

  General and administrative expenses

        General and administrative expenses for the ten months ended October 31, 2019 were R$53.2 million, an increase of 0.1%, from R$53.2 million for the ten months ended October 31, 2018.

  Selling and distribution expenses

        Selling and distribution expenses for the ten months ended October 31, 2019 were R$60.3 million, an increase of R$10.9 million, or 22.1%, from R$49.4 million for the ten months ended October 31, 2018. This increase was primarily attributable to:

  (i)
  a R$6.8 million, or 57.8%, increase in advertising and publicity expenses, as a result of investments in events to attract new customers, reduce churn and strengthen the brand awareness of the SPE and Conquista products; and

  (ii)
  a R$1.7 million, or 25.7%, increase in traveling expenses related to an increase in in-person visits to partner schools.

  Other operating income, net

        For the ten months ended October 31, 2019, Positivo did not record other operating income, net, whereas for the ten months ended October 31, 2018, Positivo recorded other operating income, net of R$0.7 million.

  Impairment loss on accounts receivable

        Impairment loss on accounts receivable for the ten months ended October 31, 2019 was R$0.8 million, a decrease of R$2.3 million, or 74.8%, from R$3.1 million for the ten months ended October 31, 2018. This decrease was primarily attributable to the improvement in the profile of Conquista's partner schools in 2018, which resulted in a decrease in delinquency rates and, in turn, allowances for doubtful accounts.

  Income before financial income and taxes

        For the reasons discussed above, income before financial income and taxes for the ten months ended October 31, 2019 was R$119.5 million, a decrease of R$22.4 million, or 15.8%, from R$141.9 million for the ten months ended October 31, 2018.

  Financial income

        Financial income for the ten months ended October 31, 2019 was financial revenues, net of R$2.9 million, compared to financial revenues, net of R$2.1 million for the ten months ended October 31, 2018, for the reasons described below.

  Financial revenues

        Financial revenues for the ten months ended October 31, 2019 was R$4.0 million, an increase of R$0.5 million, or 14.2%, from R$3.5 million for the ten months ended October 31, 2018. This increase was primarily attributable to an increase in income from interest charged on late payments from partner schools.

  Financial expenses

        Financial expenses for the ten months ended October 31, 2019 were R$1.1 million, a decrease of R$0.3 million, or 21.6%, from R$1.4 million for the ten months ended October 31, 2018. This decrease was mainly related to the decrease in interest payments on indebtedness as a result of the repayment in February 2018 of the loan agreement entered into with the Brazilian Bank for Economic and Social Development (Banco Nacional de Desenvolvimento), or BNDES, in May 2016.

  Income before income tax and social contribution

        For the reasons discussed above, income before income tax and social contribution for the ten months ended October 31, 2019 was R$122.4 million, a decrease of R$21.6 million, or 15.0%, from R$144.0 million for the ten months ended October 31, 2018.

  Current income tax and social contribution

        Current income tax and social contribution expenses for the ten months ended October 31, 2019 were R$33.4 million, a decrease of R$17.5 million, or 34.4%, from R$50.9 million for the ten months ended October 31, 2018.

  Deferred income tax and social contribution

        Deferred income tax and social contribution expense for the ten months ended October 31, 2019 was R$7.8 million, an increase of R$9.8 million, or 497.9%, compared to deferred income tax and social contribution income of R$2.0 million for the ten months ended October 31, 2018.

  Net income for the year

        As a result of the foregoing, net income for the ten months ended October 31, 2019 was R$81.2 million, a decrease of R$13.9 million, or 14.6%, from R$95.1 million for the ten months ended October 31, 2018.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

        The following table sets forth the combined carve-out statements of income of Positivo for the years ended December 31, 2018 and 2017:

	For the Year Ended December 31,
	2018	2017	Variation (%)
	(in R$ millions, except for percentages)
Statement of Income Data:
Net revenue	406.4	405.8	0.2
Cost of sales	(97.1)	(111.5)	(12.9)

Gross profit	309.3	294.3	5.1

General and administrative expenses	(67.6)	(63.7)	6.1
Selling and distribution expenses	(63.0)	(89.3)	(29.5)
Other operating income, net	(0.5)	—	—
Impairment loss on accounts receivable	(4.0)	(11.1)	(64.0)

Income before financial income and taxes	174.2	130.2	33.8

Financial income	2.9	(2.0)	(245.0)
Financial revenues	4.7	3.7	27.0
Financial expenses	(1.8)	(5.7)	(68.4)

Income before income tax and social contribution	177.1	128.2	38.1

Income tax and social contribution
Current	(68.0)	(44.9)	51.4
Deferred	9.3	1.3	615.4

Net income for the year	118.4	84.6	40.0

  Net revenue

        Net revenue from sales for the year ended December 31, 2018 was R$406.4 million, an increase of R$0.6 million, or 0.2%, from R$405.8 million for the year ended December 31, 2017. This result is in line with the prior period, and the growth was negatively impacted by the partial discontinuation of a non-subscription-based product. Non-subscription-based products do not affect the ACV, as they are not tied to long-term contracts.

  Cost of sales

        Cost of sales for the year ended December 31, 2018 was R$97.1 million, a decrease of R$14.4 million, or 12.9%, from R$111.5 million for the year ended December 31, 2017. This decrease was primarily attributable to the discontinuation of two non-subscription products, which resulted in a decrease in the headcount of the editorial team for those products, and a decrease in resale material and consumption material used, which comprises the preparation, printing and delivery of products.

        As a percentage of net revenue, Positivo's cost of sales decreased to 23.9% for the year ended December 31, 2018, compared to 27.5% for the year ended December 31, 2017.

  Gross profit

        For the reasons discussed above, gross profit for the year ended December 31, 2018 was R$309.3 million, an increase of R$15 million, or 5.1%, from R$294.3 million for the year ended December 31, 2017.

  General and administrative expenses

        General and administrative expenses for the year ended December 31, 2018 were R$67.6 million, an increase of R$3.9 million, or 6.1%, from R$63.7 million for the year ended December 31, 2017. This increase was primarily attributable to a R$6.6 million, or 16.5%, increase in personnel expenses as a result of increases in variable compensation and mandatory salary adjustments in connection with collective bargaining agreements with the applicable workers' unions.

  Selling and distribution expenses

        Selling and distribution expenses for the year ended December 31, 2018 were R$63.0 million, a decrease of R$26.3 million, or 29.5%, from R$89.3 million for the year ended December 31, 2017. This decrease was primarily attributable to a R$23.0 million, or 58.3%, decrease in advertising and publicity expenses, due to the fact that Positivo did not conduct specific marketing campaigns in 2018, unlike in 2016 and 2017 where Positivo conducted marketing campaigns to reinforce awareness of the SPE brand and highlight the ENEM results of partner schools.

  Other operating income, net

        For the year ended December 31, 2018, Positivo recorded other operating expenses, net, of R$0.5 million, whereas for the year ended December 31, 2017, Positivo did not record other operating expenses, net.

  Impairment loss on accounts receivable

        Impairment loss on accounts receivable for the year ended December 31, 2018 was R$4.0 million, a decrease of R$7.1 million, or 64.0%, from R$11.1 million for the year ended December 31, 2017. This decrease was primarily attributable to the improvement in the profile of Conquista's partner schools in 2018, which resulted in a decrease in delinquency rates and, in turn, allowances for doubtful accounts.

  Income before financial income and taxes

        For the reasons discussed above, income before financial income and taxes for the year ended December 31, 2018 was R$174.2 million, a decrease of R$44 million, or 33.8%, from R$130.2 million for the year ended December 31, 2017.

  Financial revenues

        Financial revenues for the year ended December 31, 2018 was R$4.7 million, an increase of R$1 million, or 27.0%, from R$3.7 million for the year ended December 31, 2017. This increase was primarily attributable to an increase in income from interest charged on late payments from partner schools.

  Financial expenses

        Financial expenses for the year ended December 31, 2018 were R$1.8 million, a decrease of R$3.9 million, or 68.4%, from R$5.7 million for the year ended December 31, 2017. This decrease was primarily attributable to the repayment in February 2018 of the loan agreement entered into with the BNDES in May 2016.

  Income before income tax and social contribution

        For the reasons discussed above, income before income tax and social contribution for the year ended December 31, 2018 was R$177.1 million, an increase of R$48.9 million, or 38.1%, from R$128.2 million for the year ended December 31, 2017.

  Current income tax and social contribution

        Current income tax and social contribution expenses for the year ended December 31, 2018 were R$68.0 million, an increase of R$23.1 million, or 51.4%, from R$44.9 million for the year ended December 31, 2017. Positivo's effective tax rate was 34% for both periods, in line with the statutory tax rate.

  Deferred income tax and social contribution

        Deferred income tax and social contribution income for the year ended December 31, 2018 was R$9.3 million, an increase of R$8.0 million, or 615.4%, from R$1.3 million for the year ended December 31, 2017.

  Net income for the year

        As a result of the foregoing, net income for the year ended December 31, 2018 was R$118.4 million, an increase of R$33.8 million, or 40.0%, from R$84.6 million for the year ended December 31, 2017.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

        The following table sets forth the combined carve-out statements of income of Positivo for the years ended December 31, 2017 and 2016:

	For the Year Ended December 31,
	2017	2016	Variation (%)
	(in R$ millions, except for percentages)
Statement of Income Data:
Net revenue	405.8	340.5	19.2
Cost of sales	(111.5)	(98.6)	13.1

Gross profit	294.3	241.9	21.7

General and administrative expenses	(63.7)	(51.1)	24.7
Selling and distribution expenses	(89.3)	(72.9)	22.5
Other operating income, net	—	0.1	—
Impairment loss on accounts receivable	(11.1)	(5.6)	98.2

Income before financial income and taxes	130.2	112.4	15.8

Financial income	(2.0)	(2.2)	(9.1)
Financial revenues	3.7	2.6	42.3
Financial expenses	(5.7)	(4.8)	18.8

Income before income tax and social contribution	128.2	110.2	16.3

Income tax and social contribution
Current	(44.9)	(44.0)	2.0
Deferred	1.3	6.5	(80.0)

Net income for the year	84.7	72.7	16.4

  Net revenue

        Net revenue for the year ended December 31, 2017 was R$405.8 million, an increase of R$65.3 million, or 19.2%, from R$340.5 million for the year ended December 31, 2016. This increase was primarily attributable to (i) the ramp up of Conquista's operations, a new brand aimed at capturing an addressable market of lower tuition schools in Brazil, and (ii) an increase in sales of two non-subscription products.

  Cost of sales

        Cost of sales for the year ended December 31, 2017 was R$111.5 million, an increase of R$12.9 million, or 13.1%, from R$98.6 million for the year ended December 31, 2016. The increase of 13.1% was lower than Positivo's revenue growth, and reflects the net effect of:

  (i)
  a R$22.4 million, or 35.4%, increase in resale material and consumption material used, as a result of the increase in sales of two non-subscription products; and

  (ii)
  a R$3.3 million, or 17.1%, decrease in personnel as a result of internal resource reallocation.

        As a percentage of net revenue, Positivo's cost of sales decreased to 27.5% for the year ended December 31, 2017, compared to 29.0% for the year ended December 31, 2016.

  Gross profit

        For the reasons discussed above, gross profit for the year ended December 31, 2017 was R$294.3 million, an increase of R$52.4 million, or 21.7%, from R$241.9 million for the year ended December 31, 2016.

  General and administrative expenses

        General and administrative expenses for the year ended December 31, 2017 were R$63.7 million, an increase of R$12.6 million, or 24.7%, from R$51.1 million for the year ended December 31, 2016. This increase was primarily attributable to:

  (i)
  a R$4.2 million, or 11.7%, increase in personnel expenses to reinforce the management team; and

  (ii)
  a R$ 3.5 million, or 2259.9%, increase in provision for tax, civil and labor risks as a result of labor and business contingencies.

  Selling and distribution expenses

        Selling and distribution expenses for the year ended December 31, 2017 were R$89.3 million, an increase of R$16.4 million, or 22.5%, from R$72.9 million for the year ended December 31, 2016. This increase was primarily attributable to a R$14.5 million, or 58.4%, increase in advertising and publicity expenses, due to the marketing campaigns conducted in 2017 to reinforce awareness of the SPE brand and highlight the ENEM results of partner schools.

  Other operating income, net

        For the year ended December 31, 2017, Positivo did not record other operating expenses, net, whereas for the year ended December 31, 2016, Positivo recorded other operating income, net, of R$0.1 million.

  Impairment loss on accounts receivable

        Impairment loss on accounts receivable for the year ended December 31, 2017 was R$11.1 million, an increase of R$5.5 million, or 98.2%, from R$5.6 million for the year ended December 31, 2016. This increase was primarily attributable to the deterioration in the profile of Conquista's partner schools in 2017, which resulted in an increase in delinquency rates and, in turn, allowances for doubtful accounts.

  Income before financial income and taxes

        For the reasons discussed above, income before financial income and taxes for the year ended December 31, 2017 was R$130.2 million, an increase of R$17.7 million, or 15.8%, from R$112.4 million for the year ended December 31, 2016.

  Financial revenues

        Financial revenues for the year ended December 31, 2017 was R$3.7 million, an increase of R$1.1 million, or 42.3%, from R$2.6 million for the year ended December 31, 2016. This increase was primarily attributable to an increase in income from interest charged on late payments from partner schools.

  Financial expenses

        Financial expenses for the year ended December 31, 2017 were R$5.7 million, an increase of R$0.9 million, or 18.8%, from R$4.8 million for the year ended December 31, 2016. This increase was primarily attributable to debt servicing expenses related to the loan agreement entered into with the BNDES in May 2016.

  Income before income tax and social contribution

        For the reasons discussed above, income before income tax and social contribution for the year ended December 31, 2017 was R$128.2 million, an increase of R$18 million, or 16.3%, from R$110.2 million for the year ended December 31, 2016.

  Current income tax and social contribution

        Current income tax and social contribution expenses for the year ended December 31, 2017 were R$44.9 million, an increase of R$0.9 million, or 2.0%, from R$44.0 million for the year ended December 31, 2016.

  Deferred income tax and social contribution

        Deferred income tax and social contribution income for the year ended December 31, 2017 was R$1.3 million, a decrease of R$5.2 million, or 80.0%, from R$6.5 million for the year ended December 31, 2016.

  Net income for the year

        As a result of the foregoing, net income for the year ended December 31, 2017 was R$84.6 million, an increase of R$11.9 million, or 16.4%, from R$72.7 million for the year ended December 31, 2016.

Liquidity and Capital Resources

        As of October 31, 2019, Positivo had R$37.6 million in cash and cash equivalents.

Cash Flows

	For the Ten Months Ended October 31,		For the Year Ended December 31,
	2019	2018	2018	2017	2016
	(in millions of reais)
Cash Flow Data
Net cash flows from operating activities	122.1	150.5	146.4	90.0	106.9
Net cash flows used in investing activities	(11.4)	(10.4)	(13.9)	(9.7)	(11.1)
Net cash flows used in financing activities	(93.4)	(140.0)	(112.5)	(80.2)	(95.6)

  Operating Activities

        Positivo's net cash flows from operating activities (i) decreased by 15.8% from R$106.9 million in 2016, to R$90.0 million in 2017, mainly due to the increase in trade accounts receivable as a result of Conquista's revenue growth, as Positivo delivers its content once a year and clients pay in installments throughout the year, (ii) increased by 62.7% from R$90.0 million in 2017, to R$146.4 million in 2018, mainly due to the decrease in trade accounts receivable as a result of the improvement in the profile of Conquista's partner schools in 2018, and (iii) decreased by 18.9% from R$150.5 million in the ten months ended October 31, 2018 to R$122.1 million in the ten months ended October 31, 2019.

  Investing Activities

        Positivo's net cash flows used in investing activities (i) decreased by 12.8% from R$11.1 million in 2016, to R$9.7 million in 2017, (ii) increased by 43.8% from R$9.7 million in 2017, to R$13.9 million in 2018, and (iii) increased by 9.3% from R$10.4 million in the ten months ended October 31, 2018 to R$11.4 million in the ten months ended October 31, 2019. Net cash flows used in investing activities for the periods were composed primarily of investments in intangible assets made by Positivo in connection with content development.

  Financing Activities

        Positivo's net cash flows used in financing activities (i) decreased by 16.1% from R$95.6 million in 2016, to R$80.2 million in 2017, mainly due to the loan agreement entered into with the BNDES in May 2016, (ii) increased by 40.2% from R$80.2 million in 2017, to R$112.5 million in 2018, mainly due to the repayment of the loan with the BNDES in 2018, and (iii) decreased by 33.3% from R$140.0 million in the ten months ended October 31, 2018 to R$93.4 million in the ten months ended October 31, 2019, mainly due to the repayment of the loan with the BNDES in 2018 and the distribution of dividends to shareholders in the first half of 2019.

Indebtedness

        As of October 31, 2019 and as of December 31, 2018, Positivo had no outstanding indebtedness.

        In May 2016, Positivo entered into a loan agreement with the BNDES in an amount equal to R$56.4 million. The loan accrued interest at a rate per annum equal to 2% plus TJLP and was scheduled to mature on May 15, 2022. Positivo repaid the loan in full in February 2018.

Capital Expenditures

        In the ten months ended October 31, 2019, Positivo made capital expenditures of R$11.4 million. These capital expenditures mainly include expenditures related to the development of intellectual property related to learning systems, literature and educational platforms (software), and the acquisition of copyrights as well as other services provided by third parties (design project, text edition and design, among others).

        Positivo expects to increase its capital expenditures to support the growth in its business and operations. Positivo expects to meet its capital expenditure needs for the foreseeable future from its operating cash flow and its existing cash and cash equivalents. Positivo's future capital requirements will depend on several factors, including its growth rate, the expansion of its research and development efforts, employee headcount, marketing and sales activities, the introduction of new features to its existing products, and the continued market acceptance of its products.

Tabular Disclosure of Contractual Obligations

        The following is a summary of Positivo's contractual obligations as of October 31, 2019 and as of December 31, 2018:

	Payments Due by Maturity Age as of October 31, 2019
	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
	(in thousands of reais)
Suppliers	6,381	—	—	—	6,381
Lease payable	2,358	3,016	—	—	5,374

Total	8,739	3,016	—	—	11,755

	Payments Due by Maturity Age as of December 31, 2018
	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
	(in thousands of reais)
Suppliers	14,039	—	—	—	14,039
Lease payable	—	—	—	—	—

Total	14,039	—	—	—	14,039

Off-Balance Sheet Arrangements

        As of October 31, 2019 and as of December 31, 2018, Positivo did not have any off-balance sheet arrangements.

Critical Accounting Estimates and Judgments

        Positivo's combined carve-out financial statements are prepared in conformity with IFRS. In preparing its combined carve-out financial statements, Positivo makes assumptions, judgments and estimates that can have a significant impact on amounts reported in its combined carve-out financial statements. Positivo bases its assumptions, judgments and estimates on historical experience and various other factors that it believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. Positivo regularly reevaluates its assumptions, judgments and estimates. Positivo's significant accounting policies are described in note 3 to its audited combined carve-out financial statements incorporated by reference in this prospectus supplement. Positivo believes that the following critical accounting policies are more affected by the significant judgments and estimates used in the preparation of its combined carve-out financial statements:

Trade accounts receivable

        Trade accounts receivable are initially recognized on the date that they were originated. All other financial assets and liabilities are initially recognized when Positivo becomes a party to the instrument's contractual provisions. A financial asset (unless it is trade accounts receivable without a significant financing component) or a financial liability is initially measured at fair value, plus, for an item not measured at fair value through profit or loss, transaction costs which are directly attributable to its acquisition or issuance. A trade accounts receivable without a significant financing component is initially measured at its transaction price.

Inventories

        Inventories are measured at the lower of cost and net realizable value. Inventory costs are valued at the average cost of purchase or production and include expenses incurred in the acquisition of inventories, production and conversion costs and other costs incurred in bringing them to their current locations and conditions. When applicable, a provision for inventory losses is measured and recognized for slow moving and obsolete resale materials based on management's best judgment, considering the assessment of the marketplace, industry trends, content relevance, feasibility of visual update and projected product demand as compared to the number of units currently in stock. If losses are no longer expected, the provision is reversed by corresponding proportion.

Property, plant and equipment and intangible assets

        Property, plant and equipment items are stated at historical acquisition or construction cost, including capitalized borrowing costs, net of accumulated depreciation and impairment losses. Any gains and losses on disposal a property, plant and equipment item are recognized in the statement of income.

        Intangible assets mainly comprise the expenditures incurred and directly associated with the development of intellectual property related to learning systems, literature and educational platforms (software). These expenditures substantially comprise the acquisition of copyrights as well as other services provided by third parties (design project, text edition and design, among others). Intangible assets are recognized only if the expenditure can be measured reliably, the product is technically and commercially feasible, future economic benefits are probable, and Positivo intends to and has sufficient resources to complete development and to use or sell the asset. Intellectual properties are considered to meet the definition of intangible assets with finite useful lives, which are estimated as the period on which the business will be required to update the education methodology, book content and / or publishing format of books and learning systems. Intangible assets with a defined useful life are recorded at cost, net of accumulated amortization and accumulated impairment losses.

Current and deferred income tax and social contribution

        Current tax expense is the tax payable or receivable on the taxable income or loss for the year and any adjustments to taxes payable in relation to prior years. The amount of current taxes payable or receivable is recognized in the balance sheet as an asset or tax liability under the best estimate of the expected amount of taxes to be paid or received reflecting the uncertainties related to its calculation, if any. It is measured based on tax rates enacted at the balance sheet date.

        Deferred tax assets and liabilities are recognized in relation to the temporary differences between the book values of assets and liabilities for financial statement purpose and the related amounts used for taxation purposes. Changes in deferred tax assets and liabilities are recognized as deferred income and social contribution taxes. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. Deferred tax assets, if any, are reviewed at each balance sheet date and reduced when their realization is no longer probable. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

        Positivo offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority.

Provisions

        Provisions are recognized when Positivo has a present obligation (legal or constructive) as a result of past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Contingencies of tax, civil and labor nature subject to judicial challenges are periodically reassessed and recorded based on management's opinion with the input of its legal advisors on the probable outcome of lawsuits on the dates of disclosure.

Measurement of fair value of financial instruments

        Fair value is the price that would be received upon the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date, on the primary market or, in the absence thereof, on the most advantageous market to which Positivo has access on such date. The fair value of a liability reflects its risk of non-performance, which includes, among others, Positivo's own credit risk.

        When available, Positivo measures the fair value of a security using the price quoted on an active market for such securities. A market is considered as active if the transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis. If there is no price quoted on an active market, Positivo uses valuation techniques that maximize the use of relevant observable data and minimize the use of unobservable data. The chosen valuation technique incorporates all the factors market participants would take into account when pricing a transaction. If an asset or a liability measured at fair value has a purchase and a selling price, Positivo measures the assets based on purchase prices and liabilities based on selling prices.

        The best evidence of the fair value of a financial instrument upon initial recognition is usually the transaction price—i.e., the fair value of the consideration given or received. If Positivo determines that the fair value upon initial recognition differs from the transaction price and the fair value is not evidenced by either a price quoted on an active market for an identical asset or liability or based on a valuation technique for which any non-observable data are judged to be insignificant in relation to measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value upon initial recognition and the transaction price. This difference is subsequently recognized in the statement of income on an appropriate basis over the life of the instrument, or until such time when its valuation is fully supported by observable market data or the transaction is closed, whichever comes first.

Recent Accounting Pronouncements

New standards, interpretations and amendments adopted in 2018

        Positivo started applying IFRS 9—Financial Instruments and IFRS 15—Revenue from Contracts with Customers, beginning on January 1, 2018. For further information, see note 4 to Positivo's audited combined carve-out financial statements incorporated by reference in this prospectus supplement. Other amendments and interpretations were applied for the first time in 2018, but do not have an impact on Positivo's audited combined carve-out financial statements.

IFRS 9—Financial Instruments

        The IASB issued IFRS 9 relating to the classification and measurement of financial instruments. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, and this approach replaces the previous requirements of IAS 39. Positivo adopted IFRS 9 prospectively, with the initial application date of January 1, 2018.

        The adoption of IFRS 9 changed Positivo's accounting for impairment losses for financial assets by replacing IAS 39's incurred loss approach with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires Positivo to record an allowance for ECLs for all loans and other debt financial assets not held at FVPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that Positivo expects to receive. The shortfall is then discounted at an approximation to the asset's original effective interest rate. For trade receivables, Positivo has applied the standard's simplified approach and has calculated ECLs based on lifetime expected credit losses. Positivo has established a provision matrix that is based on its historical loss experience, adjusted for forward-looking factors specific to the debtors.

        Positivo concluded that there is no impact from the adoption of IFRS 9 on its operations. For further information, see note 4 to Positivo's audited combined carve-out financial statements incorporated by reference in this prospectus supplement.

IFRS 15—Revenue from Contracts with Customers

        IFRS 15 was issued in May 2014, and amended in April 2016. IFRS 15 affects any entity entering into contracts with customers, unless those contracts fall within the scope of other standards such as insurance contracts, financial instruments or lease contracts. IFRS 15 supersedes the revenue recognition requirements in IAS 18, Revenue, IFRIC 13, Customer Loyalty Programmes, and the majority of other industry-specific guidance.

        Positivo adopted IFRS 15 as of January 1, 2018 using the cumulative effect method and the effects of adopting IFRS 15 are not material. Accordingly, 2017 and 2016 information is presented in accordance with IAS 18, IAS 11 and related interpretations. Moreover, the disclosure requirements of IFRS 15 in general were not applied to comparative information

        Positivo assessed the new standard and did not identify significant impacts on its combined carve-out financial statements, considering the nature of its main financial transactions. For further information, see note 4 to Positivo's audited combined carve-out financial statements incorporated by reference in this prospectus supplement.

Standards, interpretations and amendments adopted in 2019

        Positivo started applying IFRS 16—Leases beginning on January 1, 2019. For further information, see note 3 to Positivo's unaudited interim condensed combined carve-out financial statements incorporated by reference in this prospectus supplement. Other amendments and interpretations were applied for the first time in 2019, but do not have an impact on Positivo's unaudited interim condensed combined carve-out financial statements.

IFRS 16—Leases

        The IASB recently issued IFRS 16 to replace IAS 17 "Leases." This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. This standard substantially carries forward the lessor accounting requirements of IAS 17, while requiring enhanced disclosures to be provided by lessors.

        Positivo adopted IFRS 16 from its effective date of January 1, 2019 using the forward-looking transition approach and did not restate comparative amounts for the year prior to first adoption, and has applied available practical expedients wherein it:

  •
  used a single discount rate for each rental portfolio with reasonably similar characteristics. Accordingly, the incremental funding rate, measured on January 1, 2019, applicable to each of the leased asset portfolios, was obtained. Through this methodology, Positivo obtained a weighted average rate of 6.5%;

  •
  applied the short-term leases exemptions to leases with lease terms that end within 12 months at the date of initial application;

  •
  excluded the initial direct costs from the measurement of the right-of-use asset at the date of initial application;

  •
  used hindsight in determining the lease term where the contract contains options to extend or terminate the lease; and

  •
  did not separate non-lease components from contracts that also have lease components.

        The impacts of the adoption are as disclosed in note 3 to Positivo's unaudited interim condensed combined carve-out financial statements incorporated by reference in this prospectus supplement.

Quantitative and Qualitative Disclosure About Market Risk

        The main risks to which Positivo is exposed are of a strategic, operational and economic/financial nature. Strategic operating risks (including demand behavior, competition and material changes in the structure of the industry) are addressed by Positivo's management model. The economic and financial risks mainly reflect the behavior of macroeconomic variables, such as exchange and interest rates, as well as the characteristics of the financial instruments that Positivo uses. These risks are managed through control and monitoring policies, specific strategies and limits.

        Information relating to quantitative and qualitative disclosures about these market risks is described below. For further information, see note 15 to Positivo's unaudited interim condensed combined carve-out financial statements and note 23 to Positivo's audited combined carve-out financial statements, incorporated by reference in this prospectus supplement.

Credit Risk

        Credit risk is the risk of Positivo incurring losses due to a customer or financial instrument counterparty failing to comply with contractual obligations. Positivo's exposure to credit risk is influenced mainly by the individual characteristics of each client. However, management considers the geographical distribution of customers in its evaluation, including the risk of default according to industry and the country where operations are located, as these factors may impact credit risk. The quality of the credit of accounts receivable from other receivables is assessed through the credit policy established by Positivo.

Liquidity Risk

        Liquidity risk is the risk of Positivo encountering difficulties in performing the obligations associated with its financial liabilities that are settled with cash payments or with another financial asset. Positivo's approach to managing liquidity is to maintain, as much as possible, sufficient liquidity to perform its obligations upon maturity, under ordinary course conditions or otherwise, without causing unacceptable losses or risk to Positivo's reputation.

        Positivo's management is ultimately responsible for liquidity risk management, which comprises managing short, medium- and long- term funding and liquidity needs. Positivo manages liquidity risk by maintaining sufficient cash reserves and the ability to raise loans as it considers adequate, through continuous monitoring of foreseen and actual cash flows and through a combination of financial asset and liability maturity profiles.

Market Risk

        Market risk is the risk that alterations in market prices, such as exchange rates and interest rates, will impact Positivo's earnings or the value of the financial instruments it holds. The objective of market risk management is to manage and control exposures to market risks according to acceptable parameters and optimize returns.

 PRINCIPAL AND SELLING SHAREHOLDERS

        The following table and accompanying footnotes presents information relating to the beneficial ownership of our Class A common shares and Class B common shares (1) immediately prior to the completion of this offering, and (2) following the sale of Class A common shares in this offering, by:

  •
  each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding shares;

  •
  each of our executive officers and directors individually;

  •
  all executive officers and directors as a group; and

  •
  the selling shareholders, which consists of the persons and entities shown as having shares listed in the column "Shares to be Sold in the Offering."

        The number of common shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares held by that person.

        The percentages of beneficial ownership in the table below are calculated on the basis of (i) 27,541,422 Class A common shares outstanding and (ii) 27,400,848 Class B common shares outstanding. In addition to the shares detailed below, we have a total of 21,396,294 Class A common shares outstanding that are publicly traded as of June 2, 2020.

        Unless otherwise indicated below, the address for each beneficial owner is c/o Arco, Rua Augusta 2,840, 9th floor, suite 91, Consolação, São Paulo-SP, 01412-100, Brazil.

	Shares Beneficially Owned Prior to Offering						Shares Beneficially Owned After Offering
					% of Total Voting Power Before Offering(1)
						Shares to be Sold in the Offering					% of Total Voting Power After Offering(1)
	Class A		Class B				Class A		Class B
5% Shareholders	Shares	%	Shares	%			Shares	%	Shares	%
Ari de Sá Cavalcante Neto(2)	308,943	1.1%	8,297,485	30.3%	27.6%	—	308,943	1.1%	8,297,485	30.3%	27.6%
Oto Brasil de Sá Cavalcante(3)	—	—%	18,966,953	69.2%	62.9%	—	—	—%	18,966,953	69.2%	62.9%
General Atlantic Arco (Bermuda), L.P.(4)	5,503,203	20.0%	—	—%	1.8%	5,503,203	—	—%	—	—%	—%
Executive Officers and Directors
Ari de Sá Cavalcante Neto(2)	308,943	1.1%	8,297,485	30.3%	27.6%	—	308,943	1.1%	8,297,485	30.3%	27.6%
Oto Brasil de Sá Cavalcante(3)	—	—%	18,966,953	69.2%	62.9%	—	—	—%	18,966,953	69.2%	62.9%
David Peixoto dos Santos	*	* %	—	—%	* %	—	*	* %	—	—%	* %
João Cunha Silva	*	* %	—	—%	* %	—	*	* %	—	—%	—%
Pablo Doberti	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Martin Escobari(5)	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Alberto Menache(6)	73,796	* %	—	—%	* %	60,000	13,796	* %	—	—%	* %
Edward Ruiz	—	—%	—	—%	—%	—	—	—%	—	—%	—%
All directors and executive officers as a group (8 persons)	641,925	2.3%	27,264,438	99.5%	90.6%	—	581,925	2.6%	27,264,438	99.5%	90.6%

*
Represents beneficial ownership of less than 1% of our issued and outstanding common shares.

(1)
Percentage of total voting power represents voting power with respect to all of our Class A common shares and Class B common shares, as a single class. Holders of our Class B common shares are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share. For more information about the voting rights of our Class A common shares and Class B common shares, see "Description of Share Capital" in the accompanying prospectus.

(2)
Indirectly owns Class B common shares through ASCN Investments Ltd.

(3)
Indirectly owns Class B common shares through OSC Investments Ltd.

(4)
Includes 5,503,203 Class A common shares owned by General Atlantic Arco (Bermuda), L.P., or GA Arco. The limited partners of GA Arco are General Atlantic SAS A, LLC, General Atlantic SAS B, LLC, General Atlantic SAS C, LLC, General Atlantic SAS D, LLC, General Atlantic SAS E, LLC, General Atlantic SAS F, LLC, General Atlantic SAS G, LLC, General Atlantic SAS H, LLC, General Atlantic SAS I, LLC, General Atlantic SAS J, LLC and GA Latin America Coinvestments, LLC, all of which are limited liability companies. Each of General Atlantic Partners 97A, L.P., or GAP 97A, General Atlantic Partners 97B, L.P., or GAP 97B, General Atlantic Partners 97C, L.P., or GAP 97C, General Atlantic Partners 97D, L.P., or GAP 97D, General Atlantic Partners 97E, L.P., or GAP 97E, General Atlantic Partners 97F, L.P., or GAP 97F, General Atlantic Partners 97G, L.P., or GAP 97G, General Atlantic Partners 97H, L.P., or GAP 97H, General Atlantic Partners 97I, L.P., or GAP 97I, and General Atlantic Partners 97J, L.P. (GAP 97J and together with GAP 97A, GAP 97B, GAP 97C, GAP 97D, GAP 97E, GAP 97F, GAP 97G, GAP 97H and GAP 97I, the GA Funds) is the sole member of General Atlantic SAS A, LLC, General Atlantic SAS B, LLC, General Atlantic SAS C, LLC, General Atlantic SAS D, LLC, General Atlantic SAS E, LLC, General Atlantic SAS F, LLC, General Atlantic SAS G, LLC, General Atlantic SAS H, LLC, General Atlantic SAS I, LLC and General Atlantic SAS J, LLC, respectively. The members of GA Latin America Coinvestments, LLC are GAP Coinvestments III, LLC, or GAPCO III, GAP Coinvestments IV, LLC, or GAPCO IV, GAP Coinvestments V, LLC, or GAPCO V, GAP Coinvestments CDA, L.P. and GAPCO GmbH & Co. KG (KG and together with GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, the Sponsor Coinvestment Funds). GAP (Bermuda) Limited is the general partner of GA Arco. General Atlantic GenPar, L.P., or GenPar, is the general partner of each of the GA Funds. General Atlantic LLC, or GA LLC, is the general partner of GenPar. GA LLC is also the managing member of GAPCO III, GAPCO IV, GAPCO V, and the general partner of GAPCO CDA. GAPCO Management GmbH, or GmbH, is the general partner of KG. There are eight members of the management committee of GA LLC, or the GA Management Committee, as of the date hereof. The members of the GA Management Committee are also the directors and the members of the management committee of GAP (Bermuda) Limited. The GA Management Committee controls the investment and voting decisions of GmbH. Martin Escobari, a member of our board of directors, is a member of the GA Management Committee. GA Arco, GA LLC, GenPar, GAP (Bermuda) Limited, the GA Funds and the Sponsor Coinvestment Funds are a "group" within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Mr. Escobari disclaims beneficial ownership of all of such shares except to the extent of his pecuniary interest therein. The mailing address of the foregoing General Atlantic entities (other than GmbH and KG) is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GmbH and KG is c/o General Atlantic GmbH, Luitpoldblock, Amiraplatz 3, 80333 Munich, Germany.

(5)
Mr. Escobari, a member of our board of directors, is a managing director of GA LLC. Mr. Escobari disclaims beneficial ownership of the shares held by GA Arco except to the extent, if any, of his pecuniary interest therein. See footnote (4) above.

(6)
Indirectly owns Class A common shares through Alfaco Holding Inc., a company incorporated in the British Virgin Islands, and the shares of which are 100% owned by our director Alberto Menache and his spouse, Fabiana Menache.

        The holders of our Class A common shares and Class B common shares have identical rights, except that our Founding Shareholders as holders of Class B common shares (i) are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share (ii) have certain conversion rights and (iii) are entitled to maintain a proportional ownership interest by purchasing additional Class B common shares in the event that additional Class A common shares are issued. Each Class B common share is convertible into one Class A common share.

CLASS A COMMON SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of Class A common shares, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our Class A common shares or impair our ability to raise equity capital.

        Upon the completion of this offering, we will have an aggregate of 27,541,422 Class A common shares outstanding. Of these shares, the Class A common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. The remaining Class A common shares, representing 20.8% of our outstanding shares will be held by our existing shareholders. These shares will be "restricted securities" as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of lock-up agreements and market standoff agreements described below, and the provisions of Rules 144 and 701 under the Securities Act, the restricted securities will be available for sale in the public market.

        Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Lock-up Agreements

        We and Alfaco have agreed not to sell or transfer any Class A common shares or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common shares, for 30 days and 90 days, respectively, after the date of this prospectus supplement without first obtaining the written consent of Goldman Sachs & Co. LLC. Specifically, we and Alfaco have agreed, with certain limited exceptions, not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A common shares, or any options or warrants to purchase any Class A common shares, or any securities convertible into, exchangeable for or that represent the right to receive Class A common shares, whether now owned or later acquired, engage in any hedging or other transaction which is designed to or which reasonably would be expected to lead to or result in a sale or disposition of Class A common shares, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Class A common shares or with respect to any security that includes, relates to, or derives any significant part of its value from Class A common shares.

        We also agreed not to file with the SEC a registration statement under the Securities Act relating to, any securities that are substantially similar to the Class A common shares, including but not limited to any options or warrants to purchase Class A common shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common shares or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common shares or any such other securities.

Eligibility of restricted shares for sale in the public market

        The Class A common shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144 commencing after the expiration of the restrictions under the lock-up agreements, subject to volume restrictions discussed below under "—Rule 144."

Rule 144

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common shares or the average weekly trading volume of our Class A common shares on the during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

 TAXATION

        The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Class A common shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the United States and regulations thereunder as of the date hereof, which are subject to change.

        Prospective purchasers of our Class A common shares should consult their own tax advisors about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our Class A common shares.

Cayman Islands Tax Considerations

        The Cayman Islands laws currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of Class A common shares. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        As a Cayman Islands exempted company with limited liability, we are entitled, upon application, to receive an undertaking as to tax concessions pursuant to Section 6 of the Tax Concessions Law (2018 Revision). This undertaking would provide that, for a period of 20 years from the date of issue of the undertaking, no law thereafter enacted in the Cayman Islands imposing any taxes to be levied on profits, income, gains or appreciation will apply to us or our operations.

        Payments of dividends and capital in respect of our Class A common shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A common shares, nor will gains derived from the disposal of our Class A common shares be subject to Cayman Islands income or corporation tax.

        There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

Material U.S. Federal Income Tax Considerations for U.S. Holders

        In the opinion of Davis Polk & Wardwell LLP, the following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person's decision to acquire such securities.

        This summary applies only to U.S. Holders (as defined below) that hold our Class A common shares as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder's particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), known as the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  real estate investment trusts or regulated investment companies;

  •
  dealers or traders in securities that use a mark-to-market method of tax accounting;

  •
  persons holding common shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction, or persons entering into a constructive sale with respect to the common shares;

  •
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  tax-exempt entities, including an "individual retirement account" or "Roth IRA";

  •
  persons that own or are deemed to own ten percent or more of our Class A common shares, by vote or value;

  •
  persons holding our Class A common shares in connection with a trade or business conducted outside of the United States; or

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds our Class A common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class A common shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of the Class A common shares.

        This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

        A "U.S. Holder" is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our Class A common shares and is:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        U.S. Holders should consult their tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our Class A common shares in their particular circumstances.

        This discussion assumes that we are not, and will not become, a passive foreign investment company (a "PFIC"), as described below.

  Taxation of Distributions

        As discussed above under "Dividend Policy," we do not currently intend to pay dividends. In the event that we do pay dividends, and subject to the discussion below under "—Passive Foreign

Investment Company Rules," distributions paid on our Class A common shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as "qualified dividend income" and therefore may be taxable at rates applicable to long-term capital gains so long as our Class A common shares are listed and traded on Nasdaq or are readily tradable on another established securities market in the United States. U.S. Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances.

        The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder's income on the date of the U.S. Holder's receipt of the dividend.

  Sale or Other Disposition of Common Shares

        Subject to the discussion below under "—Passive Foreign Investment Company Rules," for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of our Class A common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Class A common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder's tax basis in the Class A common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

  Passive Foreign Investment Company Rules

        A non-U.S. corporation will be a PFIC for any taxable year in which either (i) 75% or more of its gross income consists of "passive income," or (ii) 50% or more of the average quarterly value of its assets consist of assets that produce, or are held for the production of, "passive income." For this purpose, subject to certain exceptions, passive income includes interest, dividends, rents and gains from transactions in commodities. A non-U.S. corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

        Based on our current operations, income, assets and certain estimates and projections, including as to the relative values of our assets, we believe that we were not a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2019. However, because PFIC status depends on the composition of a company's income and assets and the market value of its assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year. If we were a PFIC for any year during which a U.S. Holder holds our Class A common shares, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds the Class A common shares, even if we ceased to meet the threshold requirements for PFIC status.

        If we were a PFIC for any taxable year during which a U.S. Holder held our Class A common shares (assuming such U.S. Holder has not made a timely election described below), gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the Class A common shares would be allocated ratably over the U.S. Holder's holding period for the common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Class A common shares exceeds 125% of the average of the annual distributions on such common shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. If we are a PFIC in any year, certain elections may be available that would result in alternative tax consequences (such as mark-to-market treatment) of owning and disposing the Class A common shares. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

        In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

        If a U.S. Holder owns Class A common shares during any year in which we are a PFIC, the holder generally must file an annual report containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, generally with the holder's federal income tax return for that year.

        U.S. Holders should consult their tax advisors concerning our potential PFIC status and the potential application of the PFIC rules.

  Information Reporting and Backup Withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

  Information with Respect to Foreign Financial Assets

        Certain U.S. Holders who are individuals (and, under recent Treasury regulations, certain entities) may be required to report information on their U.S. federal income tax returns relating to an interest in our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the common shares.

UNDERWRITING

        We, the selling shareholders and the underwriters named below have entered into an underwriting agreement dated June 2, 2020 with respect to the Class A common shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriter	Number of Class A Common Shares
Goldman Sachs & Co. LLC	4,728,723
Itau BBA USA Securities, Inc.	834,480

Total	5,563,203

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A common shares sold under the underwriting agreement, if any of these Class A common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid to the underwriters by the selling shareholders, and proceeds before expenses to the selling shareholders.

	Per Share	Total
	(US$)
Offering price	47.70	265,364,783.10
Underwriting discounts and commissions to be paid by the selling shareholders	0.37	2,058,385.11
Proceeds, before expenses, to the selling shareholders	47.33	263,306,397.99

        We estimate that we will not have any expenses for this offering. The selling shareholders have agreed to reimburse the underwriters for expenses related to clearance of this offering with FINRA.

        Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to US$0.37 per share from the offering price. After the offering of the shares, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We and Alfaco have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our Class A common shares or securities convertible into or exchangeable for Class A common shares during the period from the date of this prospectus supplement continuing through the date 30 days and 90 days, respectively, after the date of this prospectus supplement, except with the prior written consent of Goldman Sachs & Co. LLC. Specifically, we and Alfaco have agreed, with certain limited exceptions, not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A common shares, or any options or warrants to purchase any Class A common shares, or any securities convertible into, exchangeable for or that represent the right to receive Class A common shares (including Class B common shares), whether now owned or later acquired, engage in any hedging or other transaction which is designed to or which reasonably would be expected to lead to or result in a sale or disposition of Class A common shares, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Class A common shares or with respect to any security that includes, relates to, or derives any significant part of its value from Class A common shares. These lock-up restrictions will not apply to: (a) bona fide gifts, as long as such donee or donees agree to be bound in writing by the terms of the lock-up agreement, (b) any trust for the direct or indirect benefit of the signatories of the lock-up agreement or their immediate family, provided that the trustee of such a trust agrees in writing to be bound by the terms of the lock-up agreement and provided further that any such transfer shall not involve a disposition for value, (c) transfers that occur by reason of a will or under the laws of descent, or pursuant to statutes governing the effects of a qualified domestic order or divorce settlement, provided that the transferee or transferees agree to be bound in writing by the terms of the lock-up agreement, (d) transactions relating to our Class A common shares or other securities acquired in open market transaction after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Class A common shares or other securities acquired in such open market transactions, (e) transfers following the consummation of our offering, pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our issued share capital involving a "change of control" (meaning a change in our ownership of not less than 75% of our voting stock) that has been approved by our board of directors, provided that should such a transaction not be completed, the lock-up restrictions will continue to apply to the signatories of the lock-up agreement, (f) pursuant to the underwriting agreement and any reclassification, conversion or exchange in connection with sales of Class A common shares, (g) as a result of the operation of law, or pursuant to an order of a court or regulatory agency, (h) transfers whereby a signatory of the lock-up agreement transfers its Class A common shares to a subsidiary or an "affiliate" (as defined by the Securities Act), or if the signatory is an individual, to any immediate family member or any person controlled by the signatory, or if the signatory is an entity, distributes its Class A common shares to partners, members, shareholders or holders of similar equity interest in the signatory to the lock-up agreement, provided that the transferee or transferees agree to remain subject to execute an agreement stating that the transferee is receiving and holding such Class A common shares subject to the provisions of the lock-up agreement, and there shall be no further transfer of such Class A common shares except in accordance with the lock-up agreement and (1) any such transfer shall not involve a disposition of value and (2) the signatories of the lock-up agreement is not required to and does not voluntarily affect any public filing or report regarding such transfers, (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such a plan does not provide for the transfer of Class A common shares during the lock-up period, neither the Company nor the signatories of the lock-up agreement shall effect any public filing or report regarding the establishment of the trading plan, or (j) any third-party pledge in a bona fide transaction as collateral to secure the obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and the undersigned and its affiliates, provided that (1) any such pledgee or other party, upon foreclosure on the pledged shares, executes and deliver an agreement stating that the transferee is receiving and holding such shares subject to the provisions of the lock-up agreement and (2) none of the Company, the signatory, nor such pledgee or other party shall effect any public filing or report regarding such pledge, foreclosure or otherwise relating to the pledge.

        We also agreed not to file with the SEC a registration statement under the Securities Act relating to any securities that are substantially similar to the Class A common shares, including but not limited to any options or warrants to purchase Class A common shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common shares (including Class B common shares) or any such substantially similar securities, or to publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common shares or any such other securities. These restrictions will not apply to: (a) the issuance of Class A common shares to be sold pursuant to this offering, (b) the issuance of Class A common shares upon the exercise of an option or warrant or under the long-term incentive plan, provided that the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock-up restrictions set forth in such agreement with the underwriters, (c) the issuance of Class A common shares upon the conversion of a security described in this prospectus supplement outstanding as of the date of this prospectus supplement, provided that the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock-up restrictions set forth in such agreement with the underwriters, (d) the issuance of Class A common shares in connection with a merger, acquisition, joint venture or strategic participation entered into by us, provided that the aggregate number of such Class A common shares issued thereby shall not exceed 10% of the total number of Class A common shares issued and outstanding on the date of such merger, acquisition, joint venture or strategic participation, and the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock-up restrictions set forth in such agreement with the underwriters or (e) the issuance of Class A common shares in connection with the establishment of a trading plan pursuant to Rule 10b5-1 of the Exchange Act for the transfer of Class A common shares, provided that such trading plan does not provide for the transfer of Class A common shares during the lock-up period and no public announcement whether required or voluntary will be made.

        We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and may actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers or affiliates, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas, and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        Our Class A common shares are listed on the Nasdaq Global Select Market under the symbol "ARCE."

        In connection with the offering, the underwriters may purchase and sell Class A common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. Stabilizing transactions consist of various bids for or purchases of Class A common shares made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the lead underwriter has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common shares. As a result, the price of the Class A common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise.

Selling Restrictions

European Economic Area and the United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each a "Relevant State"), no Class A common shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Class A common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  a.
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  b.
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

  c.
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Class A common shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        Each person in a Relevant State who initially acquires any Class A common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and each of the underwriters that it is a "qualified investor" within the meaning of the Prospectus Regulation.

        In the case of any Class A common shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Class A common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

        References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

        The above selling restriction is in addition to any other selling restrictions set out below.

        In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

        This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended ("FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Argentina

        The Class A common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.

Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the Class A common shares may only be made to persons (the Exempt Investors) who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A common shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The Class A common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A common shares must observe such Australian on-sale restrictions.

        The Company is not licensed in Australia to provide financial product advice in relation to the Class A common shares. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Any advice contained in this document is general advice only. Before making an investment decision on the basis of this document, investors should consider the appropriateness of the information in this document, having regard to their own objectives, financial situation and needs, and, if necessary, seek expert advice on those matters. No cooling off period applies to an acquisition of the Class A common shares.

Brazil

  Notice to Prospective Investors in Brazil

        The offer and sale of our Class A common shares has not been, and will not be, registered (or exempted from registration) with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or "CVM") and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under CVM Rule No. 400, of December 29, 2003, as amended, or under CVM Rule No. 476, of January 16, 2009, as amended. Any representation to the contrary is untruthful and unlawful. As a consequence, our Class A common shares cannot be offered and sold in Brazil.

Canada

        The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

        This prospectus supplement does not constitute a public offer of the Class A common shares, whether by way of sale or subscription, in the Cayman Islands. The Class A common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Chile

        The offer of the Class A common shares is subject to CMF Rule 336. The Class A common shares being offered will not be registered under the Chilean Securities Market Law in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and, therefore, the Class A common shares are not subject to the supervision of the CMF. As unregistered securities, we are not required to disclose public information about the Class A common shares in Chile. Accordingly, the Class A common shares cannot and will not be publicly offered to persons in Chile unless they are registered in the corresponding securities registry. The Class A common shares may only be offered in Chile in circumstances that do not constitute a public offering under Chilean law or in compliance with CMF Rule 336. Pursuant to CMF Rule 336, the Class A common shares may be privately offered in Chile to certain "qualified investors" identified as such therein (which in turn are further described in Rule No. 216, dated June 12, 2008 and in Rule No. 410, dated July 27, 2016, both issued by the CMF).

        LA OFERTA DE LAS ACCIONES COMUNES CLASE A SE ACOGE A LA NORMA DE CARÁCTER GENERAL N°336 DE LA CMF. LAS ACCIONES COMUNES CLASE A QUE SE OFRECEN NO ESTÁN INSCRITOS BAJO LA LEY DE MERCADO DE VALORES EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA

        LA CMF, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ÉSTA. POR TRATARSE DE VALORES NO INSCRITOS, NO EXISTE OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA RESPECTO DE ESTOS VALORES. LAS ACCIONES COMUNES CLASE A NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE. LAS ACCIONES COMUNES CLASE A SOLO PODRÁN SER OFRECIDOS EN CHILE EN CIRCUNSTANCIAS QUE NO CONSTITUYAN UNA OFERTA PÚBLICA O CUMPLIENDO CON LO DISPUESTO EN LA NORMA DE CARÁCTER GENERAL N°336 DE LA CMF. EN CONFORMIDAD CON LO DISPUESTO POR LA NORMA DE CARÁCTER GENERAL N°336, LAS ACCIONES COMUNES CLASE A PODRÁN SER OFRECIDOS PRIVADAMENTE A CIERTOS "INVERSIONISTAS CALIFICADOS," IDENTIFICADOS COMO TAL EN DICHA NORMA (Y QUE A SU VEZ ESTÁN DESCRITOS EN LA NORMA DE CARÁCTER GENERAL N°216 DE LA CMF DE FECHA 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL N°410 DE LA CMF DE FECHA 27 DE JULIO DE 2016).

China

        The Class A common shares may not be offered or sold directly or indirectly to the public in the People's Republic of China ("China") and neither this prospectus supplement, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the Class A common shares may be supplied to the public in China or used in connection with any offer for the subscription or sale of Class A common shares to the public in China. The Class A common shares may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Colombia

        The Class A common shares have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, the Class A common shares may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.

Hong Kong

        The Class A common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Israel

        This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of the Class A common shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Kuwait

        The Class A common shares have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus supplement and the offering and sale of the Class A common shares in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus supplement comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus supplement are required by us and the international underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A common shares.

Mexico

        The Class A common shares have not been registered in Mexico with the Securities Section (Sección de Valores) of the National Securities Registry (Registro Nacional de Valores) maintained by the Comisión Nacional Bancaria y de Valores, and no action has been or will be taken that would permit the offer or sale of the Class A common shares in Mexico absent an available exemption under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores).

Peru

        The Class A common shares and this prospectus supplement have not been registered in Peru under the Decreto Supremo Nº 093-2002-EF: Texto Único Ordenado de la Ley del Mercado de Valores, (the "Peruvian Securities Law") or before the Superintendencia del Mercado de Valores, and cannot be offered or sold in Peru except in a private offering under the meaning of the Peruvian Securities Laws. The Peruvian Securities Law provides that an offering directed exclusively to "institutional investors" (as defined in the Institutional Investors Market Regulations) qualifies as a private offering. The Class A common shares acquired by institutional investors in Peru cannot be transferred to a third party, unless such transfer is made to another institutional investor or the Class A common shares have been previously registered with the Registro Público del Mercado de Valores.

Qatar

        The Class A common shares described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar (including the Qatar Financial Centre) in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority, the Qatar Central Bank, Qatar Financial Centre Regulatory Authority or any other relevant Qatar governmental body or securities exchange and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Saudi Arabia

        Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires the Class A common shares pursuant to the offering should note that the offer of the Class A common shares is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the "Offer of Securities Regulations" as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). The Class A common shares may be offered to no more than 60 Saudi Investors, and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of Class A common shares is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired Class A common shares pursuant to this exempt offer may not offer or sell Class A common shares to any person (referred to as a transferee) unless (i) the price to be paid by the transferee for such Class A common shares equals or exceeds SR1 million or an equivalent amount, (ii) the Class A common shares are offered or sold to a sophisticated investor, or (iii) the Class A common shares are being offered or sold in such other circumstances as the Capital Market Authority may prescribe for these purposes. (b) If the provisions of paragraph (a)(i) cannot be fulfilled because the price of the Class A common shares being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the Class A common shares to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the Class A common shares if he/she sells his entire holding of the Class A common shares to one transferee. (d) The provisions of paragraphs (a), (b) and (c) above shall apply to all subsequent transferees of the Class A common shares.

Singapore

        This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"). Accordingly, each underwriter has not offered or sold any Class A common shares or caused such Class A common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such Class A common shares or cause such Class A common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Class A common shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Class A common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common shares pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Class A common shares are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

South Korea

        The Class A common shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act, or the FSCMA. The Class A common shares may not be offered, sold or delivered, or offered or sold for reoffering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea, or FETL) other than to the Accredited Investors (as such term is defined in Article 11 of the Presidential Decree of the FSCMA), for a period of one year from the date of issuance of the Class A common shares, except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. The Class A common shares may not be resold to Korean residents unless the purchaser of the Class A common shares complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the Class A common shares.

Switzerland

        The Class A common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Class A common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the Class A common shares have been, or will be filed with, or approved by, any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A common shares will not be supervised by, the Swiss Financial Market Supervisory Authority ("FINMA"), and the offer of Class A common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A common shares.

United Arab Emirates

        The Class A common shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Furthermore, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority of the United Arab Emirates or the Dubai Financial Services Authority.

 LEGAL MATTERS

        Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, and for the underwriters by White & Case LLP. The validity of the Class A common shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain other matters of Brazil law will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados and for the underwriters by Lefosse Advogados.

 EXPERTS

        The consolidated financial statements of Arco Platform Limited as of and for the years ended December 31, 2019, 2018 and 2017, appearing in Arco Platform Limited's Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. These consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined carve-out financial statements of Positivo Soluções Didáticas as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.

        Documents that we file with the SEC are also available on the website maintained by the SEC (www.sec.gov). Our Class A common shares are listed on the Nasdaq Global Select Market. You can consult reports and other information about Arco that it filed pursuant to the rules. Those filings are also available to the public on, or accessible through, our website at www.arcoeducacao.com.br. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus supplement and the accompanying prospectus, or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

        We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3, dated October 18, 2019 and effective as of October 21, 2019, under the Securities Act of 1933, as amended, or the "Securities Act." This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus supplement. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus supplement:

  •
  Our 2019 Annual Report;

  •
  Our report on Form 6-K furnished to the SEC on October 15, 2019, solely relating to the audited combined carve-out financial statements of Positivo as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, and the notes thereto;

  •
  Our report on Form 6-K furnished to the SEC on May 28, 2020, relating to our unaudited interim condensed consolidated financial statements as of March 31, 2020 and for the three months ended March 31, 2020 and 2019, and the notes thereto;

  •
  Our report on Form 6-K furnished to the SEC on June 2, 2020, relating to (i) the unaudited interim condensed combined carve-out financial statements of Positivo as of October 31, 2019 and for the ten months ended October 31, 2019 and 2018, and the notes thereto, and (ii) our unaudited pro forma condensed consolidated financial information for the year ended December 31, 2019, and the notes thereto; and

  •
  With respect to each offering of securities under this prospectus, all our future reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC or furnish to the SEC, respectively, on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

        We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus supplement and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

        Information that we file with the SEC will automatically update and supersede the information included in this prospectus supplement or previously incorporated by reference into this prospectus supplement. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus supplement.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Arco Platform Limited
Rua Augusta 2,840, 9th floor, Suite 91
Consolação, São Paulo—SP
01412-100, Brazil
+55 (11) 3047-2655

        You should rely only on the information that we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

Arco Platform Limited

(incorporated in the Cayman Islands)

U.S.$500,000,000
Class A Common Shares, Debt Securities, Warrants, Rights and Units offered by the Company and

10,981,770 Class A Common Shares offered by the Selling Shareholders

        Arco Platform Limited, or Arco, may offer from time to time Class A common shares, U.S.$0.00005 par value per share, debt securities, warrants, rights to purchase any of our Class A common shares or any of the other securities offered pursuant to this registration statement or units, separately or together in any combination, in one or more offerings up to U.S.$500,000,000. Our Class A common shares are listed on the Nasdaq Global Select Market under the symbol "ARCE." The closing price of our Class A common shares, as reported on the Nasdaq Global Select Market on October 17, 2019 was US$43.99.

        In addition, from time to time, any selling shareholders named in a prospectus supplement, or the selling shareholders, may offer and sell from time to time up to 10,981,770 Class A common shares held by them and covered by this prospectus. We will not receive any proceeds from the sale of Class A common shares by the selling shareholders.

        We will provide the specific terms of the securities, and the manner in which they will be offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained, or incorporated by reference, into this prospectus. You should read carefully both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Documents by Reference," before you invest in our securities. The amount and price of the offered securities will be determined at the time of the offering.

        The securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers and agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any option to purchase additional securities held by them will be described in the applicable prospectus supplement. See "Plan of Distribution."

        Investing in these securities involves certain risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus may not be used to offer or sell any securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is October 21, 2019

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, any of the securities identified in this prospectus may be offered together or separately in one or more series, if any. We may offer and sell any combination of the securities identified in this prospectus.

        This prospectus provides you with a general description of the securities we may offer. Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering, including the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings "Risk Factors," "Where You Can Find More Information" and "Incorporation of Documents by Reference."

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

        You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

        Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "Arco" or the "Company," "we," "our," "ours," "us" or similar terms refer to Arco Platform Limited, together with its subsidiaries. The Class A common shares that may be offered using this prospectus are referred to collectively as the securities.

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, the registration statement of which it forms a part, and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of the forward-looking statements can be identified by the use of forward-looking words such as "anticipate," "believe," "could," "expect," "should," "plan," "intend," "may," "predict," "continue," "estimate" and "potential," among others.

        Forward-looking statements appear in a number of places and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled "Risk Factors" in this prospectus. These risks and uncertainties include factors relating to:

  •
  general economic, financial, political, demographic and business conditions in Brazil, as well as any other countries we may serve in the future and their impact on our business;

  •
  fluctuations in interest, inflation and exchange rates in Brazil and any other countries we may serve in the future;

  •
  our ability to implement our business strategy;

  •
  our ability to integrate and realize the synergies from mergers and acquisitions;

  •
  our ability to adapt to technological changes in the educational sector;

  •
  our ability to enhance our brands;

  •
  our ability to obtain government authorizations on terms and conditions and within periods acceptable to us;

  •
  our ability to continue attracting and retaining partner schools;

  •
  our ability to maintain the academic quality of our programs;

  •
  the availability of qualified personnel and the ability to retain such personnel;

  •
  changes in the financial condition of the students enrolling in our partner schools or private schools in general and in the competitive conditions in the education industry, or changes in the financial condition of our partner schools in the primary and secondary education sector;

  •
  our capitalization and level of indebtedness;

  •
  the interests of our controlling shareholder;

  •
  changes in government regulations applicable to the primary and secondary education industry in Brazil;

  •
  government interventions in the primary or secondary education industry that affect the economic or tax regime, the collection of tuition fees or the regulatory framework applicable to primary and/or secondary educational institutions;

  •
  a decline in the number of our partner schools or the amount of fees we can charge for our educational platform;

  •
  our ability to compete and conduct our business in the future;

  •
  the success of our marketing initiatives, including advertising and promotional efforts;

  •
  our ability to develop new educational products, services and concepts;

  •
  changes in consumer demands and preferences and technological advances, and our ability to innovate to respond to such changes;

  •
  changes in labor, distribution and other operating costs;

  •
  our compliance with, and changes to, government laws, regulations and tax matters that currently apply to us;

  •
  other factors that may affect our financial condition, liquidity and results of operations; and

  •
  other risk factors discussed under "Risk Factors."

        Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

 THE COMPANY

        Our mission is to transform the way students learn by delivering high-quality education at scale through technology to private primary and secondary, or K-12, schools. We provide a complete pedagogical system with technology-enabled features to deliver educational content to private schools in Brazil. Our turnkey curriculum solutions provide educational content in both printed and digital formats delivered through our platform to improve the learning process.

        Our principal executive offices are located at Rua Augusta 2840, 9th floor, suite 91, Consolação, São Paulo—SP, 01412-100, Brazil. Our telephone number is +55 (11) 3047-2655. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.arcoeducacao.com.br. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

RISK FACTORS

        Investing in the securities offered using this prospectus involves risk. Before you decide to buy our securities, you should carefully consider the risks described under the heading "Risk Factors" in our most recent annual report for the fiscal year ended December 31, 2018 on Form 20-F, filed with the SEC on April 17, 2019 and amended on May 2, 2019 (along with any further amendments thereto, or "our 2018 Annual Report"), which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. Please see "Where You Can Find More Information" and "Incorporation of Documents by Reference" for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. Maples and Calder, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or Brazil against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

        Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

        Substantially all of our assets are located outside the United States, in Brazil. In addition, all of the members of our board of directors and our officers are nationals or residents of Brazil and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Cogency Global Inc., with offices at 10 East 40th Street, 10th Floor, New York, NY, 10016, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of an offering of securities.

        We have been advised by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the members of our board of directors or our executive officers obtained in the United States would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a certain amount rendered by any such court, provided that such judgment has been previously recognized by the Brazilian Superior Tribunal of Justice (Superior Tribunal de Justiça), or STJ. That recognition will only be available, pursuant to Articles 963 and 964 of the

Brazilian Code of Civil Procedure (Código de Processo Civil, Law n.13,105, dated March 16, 2015, as amended), if the U.S. judgment:

  •
  complies with all formalities necessary for its enforcement;

  •
  is issued by a court of competent jurisdiction after proper service of process is made or after sufficient evidence of our absence has been given, as requested under the laws of the United States;

  •
  is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended);

  •
  is final and, therefore, not subject to appeal (res judicata) in the United States;

  •
  creates no conflict between the United States judgment and a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

  •
  is duly apostilled by a competent authority of the United States, according to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication, or the Hague Convention. If such decision emanates from a country that is not a signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate;

  •
  is accompanied by a translation into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

  •
  is not contrary to Brazilian national sovereignty or public policy and does not violate the dignity of the human person, as set forth in Brazilian law.

        The judicial recognition process may be time-consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, we cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil.

        We believe original actions may be brought in connection with the offering of securities hereunder predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the members of our board of directors or our executive officers and certain advisors named herein.

        In addition, a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil and who does not own real property in Brazil must post a bond to guarantee the payment of the defendant's legal fees and court expenses in connection with court procedures for the collection of money according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). This is so except in the case of: (1) claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), or enforcement of foreign judgments that have been duly recognized by the Superior Court of Justice; (2) counterclaims as established; and (3) when an exemption is provided by an international agreement or treaty to which Brazil is a signatory.

        If proceedings are brought in Brazilian courts seeking to enforce our obligations with respect to our Class A common shares, payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to our Class A common shares would be expressed in reais. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the reais may only be satisfied in Brazilian currency, usually at the exchange rate, as determined by the Central Bank, in effect on the date the judgment is obtained, and such amounts are then usually adjusted to reflect exchange rate variations and monetary restatement through the effective payment date. However, there is no case law on this legal issue. The then prevailing exchange rate may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the Class A common shares. See "Risk Factors."

        We have also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

        Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

 CAPITALIZATION

        Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

 SELLING SHAREHOLDERS

        The selling shareholders, who will be named in a prospectus supplement, may offer and sell from time to time pursuant to this prospectus, up to 10,981,770 Class A common shares (including Class B common shares prior to conversion) held by them. All of these Class A common shares (including Class B common shares prior to conversion) were either acquired before our initial public offering, or IPO, in August 2018 or afterwards prior to the date hereof by our directors and certain members of our management pursuant to our existing share option long-term incentive program.

        The selling shareholders are expected to consist of the founding shareholders, other significant shareholders or our directors and certain members of our management.

        Information about the selling shareholders, where applicable, including their identities, the amount of Class A common shares owned by each selling shareholder prior to the offering, the number of Class A common shares to be offered by each selling shareholder and the amount of Class A common shares to be owned by each selling shareholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

        The selling shareholders may not sell any Class A common shares pursuant to this prospectus until we have identified such selling shareholders and the Class A common shares being offered for resale by such selling shareholders in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their Class A common shares pursuant to any available exemption from the registration requirements of the Securities Act.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities offered by us as set forth in the applicable prospectus supplement.

        We will not receive any proceeds from the sale of Class A common shares to be offered by any of the selling shareholders pursuant to this prospectus and the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

General

        Arco Platform Limited was incorporated on April 12, 2018, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Law (as amended) of the Cayman Islands, or the Companies Law generally.

        Our affairs are governed principally by: (1) Articles of Association; (2) the Companies Law; and (3) the common law of the Cayman Islands. As provided in our Memorandum and Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        Our Articles of Association authorize the issuance of up to 500,000,000 Class A common shares and 250,000,000 Class B common shares of our authorized share capital. As of the date of this prospectus, 23,693,776 Class A common shares and 27,658,290 Class B common shares of our authorized share capital were issued, fully paid and outstanding.

        Our Class A common shares are listed on the Nasdaq Global Select Market under the symbol "ARCE."

        The following is a summary of the material provisions of our authorized share capital and our Articles of Association.

Share Capital

        The Memorandum and Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. The implementation of this dual class structure was required by Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto, our principal shareholders, as a condition of undertaking the initial public offering of our common shares. See "—Anti-Takeover Provisions in our Articles of Association—Two Classes of Shares."

        As of the date of this prospectus, Arco had a total issued share capital of US$2,567.60, divided into 51,352,066 common shares. Those common shares are divided into 23,693,776 issued Class A common shares and 27,658,290 Class B common shares.

Treasury Shares

        As of the date of this prospectus, Arco had no shares in treasury.

Issuance of Shares

        Except as expressly provided in Arco's Articles of Association, Arco's board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company's capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Law. In accordance with its Articles of Association, Arco shall not issue bearer shares.

        Arco's Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in Arco (following an offer by Arco to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Arco pursuant to Arco's Articles of Association). In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Memorandum and Articles of Association; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares, means that holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see "—Preemptive or Similar Rights."

        Arco's Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the of then-outstanding Class A common shares.

Fiscal Year

        Arco's fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

        The holders of the Class A common shares and Class B common shares have identical rights, except that (i) the holder of Class B common shares is entitled to 10 votes per share, whereas holders of Class A common shares are entitled to one vote per share, (ii) Class B common shares have certain conversion rights and (iii) the holder of Class B common shares is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information see "—Preemptive or Similar Rights" and "—Conversion." The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

        Arco's Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

  (i)
  Class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

  (ii)
  the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

  (iii)
  the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

        As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.

Preemptive or Similar Rights

        The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under "—Conversion"), redemption or sinking fund provisions.

        The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, if Arco issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Arco. This right to maintain a proportional ownership interest may be waived by the holders of a majority of the Class B common shares.

Conversion

        The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to affiliates, transfers to and between the Founding Shareholders, their family members and their respective heirs and successors, trusts solely for the benefit of the shareholder or their affiliates, and partnerships, corporations and other entities exclusively owned by the shareholder or their affiliates and certain transfers to organizations that are exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding.

        No class of Arco's common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.

Equal Status

        Except as expressly provided in Arco's Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not Arco is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third-party pursuant to an agreement to which Arco is a party, or (2) any tender or exchange offer by Arco to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

        For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, Arco's board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders

        As a condition of admission to a shareholders' meeting, a shareholder must be duly registered as a shareholder of Arco at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to Arco in respect of the shares that such shareholder holds must have been paid.

        Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.

        As a Cayman Islands exempted company, Arco is not obliged by the Companies Law to call annual general meetings; however, the Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors, provided that the board of directors of Arco has the discretion whether or not to hold an annual general meeting in 2020. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

        Also, Arco may, but is not required to (unless required by the laws of the Cayman Islands), hold extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.

        The Companies Law provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company's Articles of Association. However, these rights may be provided in a company's Articles of Association. Arco's Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

        Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days' notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

        Arco will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders' meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders' register, or, subject to certain statutory requirements, by electronic means.

        Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders' meetings and the exercise of rights of a holder of the Class A common shares.

        A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

        A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Law and our Articles of Association.

        Pursuant to Arco's Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If the chairman or vice-chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

        If Arco is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between Arco and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between Arco and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between Arco and any person or persons to waive or limit the same, shall apply Arco's property in satisfaction of its liabilities pari passu and subject thereto shall, subject to the rights attaching to any share, distribute the property pari passu amongst the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Changes to Capital

        Pursuant to the Articles of Association, Arco may from time to time by ordinary resolution:

  •
  increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

  •
  consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

  •
  convert all or any of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

  •
  subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

        Arco's shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.

        In addition, subject to the provisions of the Companies Law and our Articles of Association, Arco may:

  •
  issue shares on terms that they are to be redeemed or are liable to be redeemed;

  •
  purchase its own shares (including any redeemable shares); and

  •
  make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Law, including out of its own capital.

Transfer of Shares

        Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of Arco may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Nasdaq or any other form approved by the Company's board of directors.

        The Class A common shares are traded on the Nasdaq in book-entry form and may be transferred in accordance with Arco's Articles of Association and Nasdaq's rules and regulations.

        However, Arco's board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

  •
  a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to Arco in respect thereof;

  •
  the instrument of transfer is lodged with Arco, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  the common shares transferred are free of any lien in favor of Arco; and

  •
  in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

        If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

        The Companies Law and the Articles of Association permit Arco to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of Arco, subject to the Companies Law, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq, or by any recognized stock exchange on which our securities are listed.

Dividend Rights

        We have not adopted a dividend policy with respect to future distributions of dividends. The amount of any distributions will depend on many factors such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and, where applicable, our shareholders. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.

        Subject to the Companies Law, Arco's shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to Arco. Except as otherwise provided by the rights attached to shares and the Articles of Association of Arco, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (i) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly, and (ii) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

        The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of Arco's common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be; and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Appointment, Disqualification and Removal of Directors

        Arco is managed by its board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four to 11 directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while Arco's shares are admitted to trading on Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

        The Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her removal or vacation of office in accordance with the Articles of Association.

        Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.

        Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.

  Grounds for Removing a Director

        A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

        The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

  Proceedings of the Board of Directors

        The Articles of Association provide that Arco's business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.

        Subject to the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in São Paulo, Brazil or at such other place as the directors may determine.

        Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the Nasdaq, the board of directors may from time to time at its discretion exercise all powers of Arco, including, subject to the Companies Law, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third-party.

Inspection of Books and Records

        Holders of Arco shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent Arco's accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company's website or filing such annual reports as we are required to file with the SEC.

Register of Shareholders

        The Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders' register as the holder of our Class A common shares.

        Under Cayman Islands law, Arco must keep a register of shareholders that includes:

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  the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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  the date on which the name of any person was entered on the register as a member; and

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  the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of shareholders of Arco is prima facie evidence of the matters set out therein (i.e. the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

        If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of Arco, the person or member aggrieved (or any shareholder of Arco, or Arco itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company

        Arco is an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

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  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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  an exempted company's register of shareholders is not open to inspection;

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  an exempted company does not have to hold an annual general meeting;

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  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  an exempted company may register as a limited duration company; and

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  an exempted company may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

        Arco is subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, Arco intends to continue to comply with the Nasdaq rules in lieu of following home country practice.

Anti-Takeover Provisions in our Articles of Association

        Some provisions of the Articles of Association may discourage, delay or prevent a change in control of Arco or management that shareholders may consider favorable. In particular, the capital structure of Arco concentrates ownership of voting rights in the hands of the Founding Shareholders. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Arco to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of Arco. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

  Two Classes of Common Shares

        The Class B common shares of Arco are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Since it owns of all of the Class B common shares of Arco, the Founding Shareholders currently have the ability to elect all directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

        So long as the Founding Shareholders have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of Arco, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that Arco has two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of Arco.

  Preferred Shares

        Arco's board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

        Despite the anti-takeover provisions described above, under Cayman Islands law, Arco's board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in the best interests of Arco.

Protection of Non-Controlling Shareholders

        The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of the shares of Arco in issue, appoint an inspector to examine the Company's affairs and report thereon in a manner as the Grand Court shall direct.

        Subject to the provisions of the Companies Law, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding-up order, if the court is of the opinion that this winding up is just and equitable.

        Notwithstanding the U.S. securities laws and regulations that are applicable to Arco, general corporate claims against Arco by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by Arco's Articles of Association.

        The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against Arco, or derivative actions in Arco's name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Arco, and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights and Restricted Shares

        Although no shareholders of Arco have formal registration rights, they or entities controlled by them or their permitted transferees will be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC.

Principal Differences between Cayman Islands and U.S. Corporate Law

        The Companies Law was modeled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to Arco and the laws applicable to companies incorporated in the United States and their shareholders.

  Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

        For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company's Articles of Association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company, (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies; (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors; (6) a list of the assets and liabilities of each constituent company; (7) the non-surviving constituent company has retired from any fiduciary office held or will do so; (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant; and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

        Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands' court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

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  Arco is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

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  the shareholders have been fairly represented at the meeting in question;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a "fraud on the minority."

        When a takeover offer is made and accepted by holders of 90.0% in value of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.

  Shareholders' Suits

        Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

        In principle, Arco itself would normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on behalf of Arco in a Cayman Islands court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that Arco has a good case against the Defendant, and that it is proper for the shareholder to continue the action rather than the Company's board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:

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  a company is acting or proposing to act illegally or beyond the scope of its authority;

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  the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

  Corporate Governance

        Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors' duties of care and skill and fiduciary duties to the companies which they serve. Under Arco's Articles of Association, a director must disclose the nature and extent of his interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

        Subject to the foregoing and our Articles of Association, our directors may exercise all the powers of Arco to vote compensation to themselves or any member of their body in the absence of an independent quorum. Our Articles of Association provide that, in the event a Compensation Committee is established, it shall be made up of such number of independent directors as is required from time to time by the Nasdaq rules (or as otherwise may be required by law). As of the date of this prospectus, we have no intention to establish a Compensation Committee.

        As a foreign private issuer, we are permitted to follow home country practice in lieu of certain Nasdaq corporate governance rules, subject to certain requirements. We currently rely, and will continue to rely, on the foreign private issuer exemption with respect to the following rules:

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  Nasdaq Rule 5605(b), which requires that independent directors comprise a majority of a company's board of directors. As allowed by the laws of the Cayman Islands, independent directors do not comprise a majority of our board of directors.

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  Nasdaq Rule 5605(e)(1), which requires that a company have a nominations committee comprised solely of "independent directors" as defined by Nasdaq. As allowed by the laws of the Cayman Islands, we do not have a nominations committee nor do we have any current intention to establish one.

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  Nasdaq Rule 5605(d) & (e), which require that compensation for our executive officers and selection of our director nominees be determined by a majority of independent directors. As allowed by the laws of the Cayman Islands, we do not have a nomination and corporate governance committee or remuneration committee nor do we have any current intention to establish either.

  Borrowing Powers

        Arco's directors may exercise all the powers of Arco to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of Arco or of any third party. Such powers may be varied by a special resolution of shareholders (requiring a two-thirds majority vote).

  Indemnification of Directors and Executive Officers and Limitation of Liability

        The Companies Law does not limit the extent to which a company's Articles of Association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Arco's Articles of Association provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning Arco or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Arco's directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Directors' Fiduciary Duties

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors owe fiduciary duties to their companies to act bona fide in what they consider to be the best interests of the company, to exercise their powers for the purposes for which they are conferred and not to place themselves in a position where there is a conflict between their personal interests and their duty to the company. Accordingly, a director owes a company a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third-party. However, this obligation may be varied by the company's Articles of Association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. Arco's Articles of Association provides that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

        A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he or she actually possesses.

        A general notice may be given to the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to Arco's Articles of Association and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

        In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

  Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's Articles of Association. Arco's Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

  Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, Arco's Articles of Association do not provide for cumulative voting. As a result, the shareholders of Arco are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

  Removal of Directors

        The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.

  Transaction with Interested Shareholders

        The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, Arco cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

  Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it may be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law, Arco may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote). Arco's Articles of Association also give its board of directors authority to petition the Cayman Islands Court to wind up Arco.

  Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under Arco's Articles of Association, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

        Also, except with respect to share capital (as described above), alterations to Arco's Articles of Association may only be made by special resolution of shareholders (requiring a two-thirds majority vote).

  Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, Arco's Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote).

  Rights of Non-Resident or Foreign Shareholders

        There are no limitations imposed by Arco's Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Arco's shares. In addition, there are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

TAXATION

        Tax considerations relating to the ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

 DESCRIPTION OF DEBT SECURITIES

        The debt securities will be our direct general obligations. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be convertible into other securities, including our common shares. The debt securities will be issued under one or more separate indentures between our company and a financial institution that will act as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to individually as an indenture and collectively as the indentures. Each of the senior debt trustee and the subordinated debt trustee is referred to individually as a trustee and collectively as the trustees. The material terms of any indenture will be set forth in the applicable prospectus supplement.

        We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The senior indenture and subordinated indenture are substantially identical, except for the provisions relating to subordination.

        Neither indenture will limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered. These terms will include some or all of the following:

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  classification as senior or subordinated debt securities;

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  ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries' debt;

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  if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

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  the designation, aggregate principal amount and authorized denominations;

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  the date or dates on which the principal of the debt securities may be payable;

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  the rate or rates (which may be fixed or variable) per annum at which the debt securities shall bear interest, if any;

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  the date or dates from which such interest shall accrue, on which such interest shall be payable, and on which a record shall be taken for the determination of holders of the debt securities to whom interest is payable;

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  the place or places where the principal and interest shall be payable;

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  our right, if any, to redeem the debt securities, in whole or in part, at our option and the period or periods within which, the price or prices at which and any terms and conditions upon which such debt securities may be so redeemed, pursuant to any sinking fund or otherwise;

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  our obligation, if any, of the Company to redeem, purchase or repay any debt securities pursuant to any mandatory redemption, sinking fund or other provisions or at the option of a holder of the debt securities;

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  if other than denominations of $2,000 and any higher integral multiple of $1,000, the denominations in which the debt securities will be issuable;

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  if other than the currency of the United States, the currency or currencies, in which payment of the principal and interest shall be payable;

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  whether the debt securities will be issued in the form of global securities;

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  provisions, if any, for the defeasance of the debt securities;

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  any U.S. federal income tax consequences; and

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  other specific terms, including any deletions from, modifications of or additions to the events of default or covenants described below or in the applicable indenture.

Senior Debt

        We may issue under the senior indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all our other unsecured and unsubordinated debt.

Subordinated Debt

        We may issue under the subordinated indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all our "senior indebtedness." "Senior indebtedness" is defined in the subordinated indenture and generally includes obligations of, or guaranteed by, us for borrowed money, or as evidenced by bonds, debentures, notes or other similar instruments, or in respect of letters of credit or other similar instruments, or to pay the deferred purchase price of property or services, or as a lessee under capital leases, or as secured by a lien on any asset of ours. "Senior indebtedness" does not include the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to, or pari passu with, the subordinated debt securities. In general, the holders of all senior indebtedness are first entitled to receive payment in full of such senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

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  subject to applicable law, any insolvency or bankruptcy proceedings, or any receivership, dissolution, winding up, total or partial liquidation, reorganization or other similar proceedings in respect of us or a substantial part of our property, whether voluntary or involuntary;

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  (i) a default having occurred with respect to the payment of principal or interest on or other monetary amounts due and payable with respect to any senior indebtedness or (ii) an event of default (other than a default described in clause (i) above) having occurred with respect to any senior indebtedness that permits the holder or holders of such senior indebtedness to accelerate the maturity of such senior indebtedness. Such a default or event of default must have continued beyond the period of grace, if any, provided in respect of such default or event of default, and such a default or event of default shall not have been cured or waived or shall not have ceased to exist; and

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  the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to the subordinated indenture. This declaration must not have been rescinded and annulled as provided in the subordinated indenture.

Authentication and Delivery

        We will deliver the debt securities to the trustee for authentication, and the trustee will authenticate and deliver the debt securities upon our written order.

Events of Default

        When we use the term "Event of Default" in the indentures with respect to the debt securities of any series, set forth below are some examples of what we mean:

        (1)   default in the payment of the principal on the debt securities when it becomes due and payable at maturity or otherwise;

        (2)   default in the payment of interest on the debt securities when it becomes due and payable, and such default continues for a period of 30 days;

        (3)   default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clauses (1) or (2) above) and the default or breach continues for a period of 90 consecutive days or more after written notice to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of all series affected thereby;

        (4)   the occurrence of certain events of bankruptcy, insolvency, or similar proceedings with respect to us or any substantial part of our property; or

        (5)   any other Events of Default that may be set forth in the applicable prospectus supplement.

        If an Event of Default (other than an Event of Default specified in clause (4) above) with respect to the debt securities of any series then outstanding occurs and is continuing, then either the trustee or the holders of not less than 25% in principal amount of the securities of all such series then outstanding in respect of which an Event of Default has occurred may by notice in writing to us declare the entire principal amount of all debt securities of the affected series, and accrued interest, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

        If an Event of Default described in clause (4) above occurs and is continuing, then the principal amount of all the debt securities then outstanding and accrued interest shall be and become due immediately and payable without any declaration, notice or other action by any holder of the debt securities or the trustee.

        The trustee will, within 90 days after the occurrence of any default actually known to it, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal or interest when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Satisfaction, Discharge and Defeasance

        We may discharge our obligations under each indenture, except as to:

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  the rights of registration of transfer and exchange of debt securities, and our right of optional redemption, if any;

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  substitution of mutilated, defaced, destroyed, lost or stolen debt securities;

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  the rights of holders of the debt securities to receive payments of principal and interest;

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  the rights, obligations and immunities of the trustee; and

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  the rights of the holders of the debt securities as beneficiaries with respect to the property deposited with the trustee payable to them (as described below);

        when:

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  either:

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  all debt securities of any series issued that have been authenticated and delivered have been delivered by us to the trustee for cancellation; or

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  all the debt securities of any series issued that have not been delivered by us to the trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of such series not delivered to the trustee for cancellation, including principal and interest due or to become due on or prior to such date of maturity or redemption;

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  we have paid or caused to be paid all other sums then due and payable under such indenture; and

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  we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

        In addition, unless the applicable prospectus supplement and supplemental indenture otherwise provide, we may elect either (i) to have our obligations under each indenture discharged with respect to the outstanding debt securities of any series ("legal defeasance") or (ii) to be released from our obligations under each indenture with respect to certain covenants applicable to the outstanding debt securities of any series ("covenant defeasance"). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under such indenture and covenant defeasance means that we will no longer be required to comply with the obligations with respect to such covenants (and an omission to comply with such obligations will not constitute a default or event of default).

        In order to exercise legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

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  we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

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  money in an amount;

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  U.S. government obligations; or

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  a combination of money and U.S. government obligations,

    in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants, to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal and interest at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, the redemption date;

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  we have delivered to the trustee an opinion of counsel stating that, under then applicable U.S. federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to the same federal income tax as would be the case if the defeasance did not occur;

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  no default relating to bankruptcy or insolvency and, in the case of a covenant defeasance, no other default has occurred and is continuing at any time;

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  if at such time the debt securities of such series are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such defeasance; and

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  we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance have been complied with.

        We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

 DESCRIPTION OF DEBT WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

 DESCRIPTION OF RIGHTS

        The following description summarizes only the general features of the rights that we may offer from time to time under this prospectus. The specific terms of a series of rights will be described in the applicable prospectus supplement relating to that series of rights along with any general provisions applicable to that series of rights. We may issue rights to our shareholders to purchase our common shares and/or any of the other securities offered hereby. Each series of rights may be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The following description of the rights and any description of the rights in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the underlying rights agreement, which we will file with the SEC at or prior to the time of the sale of the rights. You should refer to, and read this summary together with, the rights agreement and the applicable prospectus supplement to review the terms of a particular series of rights. You can obtain copies of any form of rights agreement or other agreement pursuant to which the rights are issued by following the directions described under the caption "Where You Can Find More Information." The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

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  the date for determining the persons entitled to participate in the rights distribution;

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  the exercise price for the rights;

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  the aggregate number or amount of underlying securities purchasable upon exercise of the rights;

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  the number of rights issued to each shareholder and the number of rights outstanding, if any;

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  the extent to which the rights are transferable;

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  the date on which the right to exercise the rights will commence and the date on which the right will expire;

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  the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;

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  anti-dilution provisions of the rights, if any; and

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  any other material terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

        Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and, where applicable, the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than existing shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

 DESCRIPTION OF UNITS

        We may issue units that include senior or subordinated debt securities, Class A common shares, rights, warrants or other securities. Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more securities, which may or may not be separable from one another. The prospectus supplement relating to a particular issue of units will describe the terms of those units.

 PLAN OF DISTRIBUTION

        We and any selling shareholders may sell the securities offered by this prospectus:

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  through or to underwriters;

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  through or to dealers;

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  through agents;

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  directly to purchasers; or

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  through a combination of these methods.

        The prospectus supplement relating to any offering will identify or describe:

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  any underwriters, dealers or agents;

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  their compensation;

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  the net proceeds to us;

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  the purchase price of the securities;

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  the public offering price of the securities;

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  any discounts or concessions allowed or reallowed; and

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  confirm any exchange on which the securities will be listed, if any.

Underwriters

        If we or any selling shareholders use underwriters in the sale, we or the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters' obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell Class A common shares short using this prospectus and deliver Class A common shares covered by this prospectus to close out such short positions, or loan or pledge Class A common shares to financial institutions that in turn may sell the Class A common shares using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

        If the prospectus supplement so indicates, we or any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

        Certain persons participating in certain offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

        If we or any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, we or the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

        We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

        Unless otherwise indicated in the prospectus supplement, we or any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

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  commercial and savings banks;

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  insurance companies;

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  pension funds;

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  investment companies;

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  educational and charitable institutions; and

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  other similar institutions as we or any selling shareholders may approve.

        The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution's purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

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  the validity of the arrangements; or

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  the performance by us or the institutional investor.

Indemnification

        Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against certain civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Cayman Data Protection Privacy Notice

  Scope

        The legal basis for this notification is to meet the standards required in respect of, and ensure compliance with, the requirements of the Cayman Islands' Data Protection Law, 2017, or the DPL, which came into effect on 30 September 2019. This privacy notice puts investors the Company on notice that through your investment into the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL, or personal data. The Company collects, uses, discloses, retains and secures personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. The Company will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct the activities of the Company on an ongoing basis or to comply with legal and regulatory obligations to which the Company is subject. The Company will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organisational information security measures designed to protect against unauthorised or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data. In our use of this personal data, we will be characterised as a "data controller" for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our "data processors" for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to the Company.

        If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

  What rights do individuals have in respect of personal data?

        Under the DPL, individuals must be informed of the purposes for which their personal data is processed and this privacy notice fulfils the Company's obligation in this respect.

        Individuals have rights under the DPL in certain circumstances. These may include the right to request access to their personal data, the right to request rectification or correction of personal data, the right to request that processing of personal data be stopped or restricted and the right to require that the Company cease processing personal data for direct marketing purposes.

        If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company's responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands' Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

  Contacting the Company

        For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at https://investor.arcoplatform.com/investor-relations or +55 (11) 3047-2655.

 LEGAL MATTERS

        We are being represented by Davis Polk & Wardwell LLP with respect to the validity of the debt securities, warrants, rights and units, and certain legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of Class A common shares offered in any offering made pursuant to this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder and for the underwriters by a law firm named in the applicable prospectus supplement. Certain other matters of Brazil law will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados and for the underwriters by a law firm named in the applicable prospectus supplement.

 EXPERTS

        The consolidated financial statements of Arco Platform Limited as of and for the years ended December 31, 2018 and 2017, appearing in Arco Platform Limited's Annual Report on Form 20-F for the year ended December 31, 2018, have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. These consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Arco Platform Limited for the year ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The combined carve-out financial statements of Positivo Soluções Didáticas as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.

        Documents that we file with the SEC are also available on the website maintained by the SEC (www.sec.gov). Our Class A common shares are listed on the Nasdaq Global Select Market. You can consult reports and other information about Arco that it filed pursuant to the rules and regulations of the SEC.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

  •
  Our 2018 Annual Report;

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  Our report on Form 6-K furnished to the SEC on July 16, 2019, relating to the appointment of Edward Ruiz as a new member of our board of directors;

  •
  Our report on Form 6-K furnished to the SEC on August 8, 2019, relating to the appointment of Pablo Doberti as a new member of our board of directors;

  •
  Our report on Form 6-K furnished to the SEC on August 28, 2019, relating to our unaudited interim condensed consolidated financial statements as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 and the notes thereto;

  •
  Our report on Form 6-K furnished to the SEC on October 15, 2019, relating to (i) the unaudited interim condensed combined carve-out financial statements of Positivo as of June 30, 2019 and for the six months ended June 30, 2019 and 2018, and the notes thereto, (ii) the audited combined carve-out financial statements of Positivo as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, and the notes thereto, and (iii) our unaudited pro forma condensed consolidated financial information as of and for the six months ended June 30, 2019 and for the year ended December 31, 2018 and the notes thereto; and

  •
  With respect to each offering of securities under this prospectus, all our future reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC or furnish to the SEC, respectively, on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

        Information that we file with the SEC will automatically update and supersede the information included in this prospectus or previously incorporated by reference into this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Arco Platform Limited
Rua Augusta 2840, 9th floor, suite 91
Consolação, São Paulo—SP
01412-100, Brazil
+55 (11) 3047-2655

        You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

5,563,203 Class A common shares

Arco Platform Limited

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC	Itaú BBA

June 2, 2020